As filed with the Securities and Exchange Commission on September 30, 2005

Registration No. 333-124724

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
POST-EFFECTIVE AMMENDMENT NO. 1TO FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Colorado	Americana Publishing, Inc.	84-1453702
(State or Other Jurisdiction of	(Name of Registrant in Our Charter)	(I.R.S. Employer Identification No.)
Incorporation or Organization)

George Lovato
303 San Mateo NE, Suite 104A		303 San Mateo NE, Suite 104A
Albuquerque, New Mexico 87108		Albuquerque, New Mexico 87108
(505) 265-6121	2731	(505) 265-6121
(Address and telephone number of Principal	(Primary Standard Industrial	(Name, address and telephone number
Executive Offices and Principal Place of Business)	Classification Code Number)	of agent for service)

Copies to:

Clayton E. Parker, Esq. Kirkpatrick & Lockhart Nicholson Graham LLP 201 S. Biscayne Boulevard, Suite 2000 Miami, Florida 33131 Telephone: (305) 539-3300 Telecopier: (305) 358-7095	Ronald S. Haligman, Esq. Kirkpatrick & Lockhart Nicholson Graham LLP 201 S. Biscayne Boulevard, Suite 2000 Miami, Florida 33131 Telephone: (305) 539-3300 Telecopier: (305) 358-7095

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

                If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

                If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

                If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

                If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

Subject to completion, dated September 30, 2005

AMERICANA PUBLISHING, INC.
140,875,000 shares of Common Stock

This prospectus relates to the sale of up to 140,875,000 shares of Americana Publishing, Inc. common stock by certain persons who are stockholders of Americana, including Cornell Capital Partners, LP and Newbridge Securities Corporation. Please refer to “Selling Stockholders” beginning on page 10. Americana is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. Americana will, however, receive proceeds from the sale of common stock under the Standby Equity Distribution Agreement, which was entered into between Americana and Cornell Capital Partners, and no other stockholders. All costs associated with this registration will be borne by Americana. Americana has agreed to allow Cornell Capital Partners to retain 10% of the proceeds raised under the Standby Equity Distribution Agreement that is more fully described below. Americana will not use any proceeds that it may receive under the Standby Equity Distribution to repay Montgomery Equity Partners, Ltd. any amounts owed under a secured convertible debentures as long as Montogomery Equity Partners, Ltd. holds such secured promissory note.

The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. On July 19, 2005, the last reported sale price of our common stock was $0.008 per share. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “APBI.” These prices will fluctuate based on the demand for the shares of common stock.

The selling stockholders include Cornell Capital Partners, who intends to sell up to 140,000,000shares of common stock, 125,000,000 of which are under the Standby Equity Distribution Agreement, 1,478,940 were received from Americana as a one-time commitment fee under the Standby Equity Distribution Agreement and 13,521,060 shares are underlying warrants issued to Cornell Capital Partners in connection with the Standby Equity Distribution Agreement.

Cornell Capital Partners is an “underwriter” within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Standby Equity Distribution Agreement. Cornell Capital Partners will pay Americana 95% of, or a 5% discount to, the lowest volume weighted average price of the common stock during the five consecutive trading day period immediately following the notice date. In addition, Cornell Capital Partners will retain 10% of each advance under the Standby Equity Distribution Agreement. Cornell Capital Partners also received a one-time commitment fee in the form of 1,478,940 shares of common stock $300,000 under the Standby Equity Distribution Agreement. The 5% discount, the 10% retainage fee and the commitment fee shares are underwriting discounts payable to Cornell Capital Partners.

Americana engaged Newbridge Securities Corporation, an unaffiliated registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. Newbridge Securities Corporation was paid a fee of $10,000 by the issuance of 500,000 shares of Americana’s common stock.

Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under the applicable state law or that an exemption from registration is available.

These securities are speculative and involve a high degree of risk.

Please refer to “Risk Factors” beginning on page 4.

The information in this prospectus is not complete and may be changed. This selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer these securities in any state where the offer or sale is not permitted.

With the exception of Cornell Capital Partners, LP, which is an “underwriter” within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate twenty-four months after the accompanying registration statement is declared effective by the Securities and Exchange Commission. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 30, 2005.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
THE OFFERING	2
RISK FACTORS	4
FORWARD-LOOKING STATEMENTS	9
SELLING STOCKHOLDERS	10
USE OF PROCEEDS	12
DILUTION	13
STANDBY EQUITY DISTRIBUTION AGREEMENT	14
PLAN OF DISTRIBUTION	17
MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	19
DESCRIPTION OF BUSINESS	29
MANAGEMENT	33
PRINCIPAL STOCKHOLDERS	38
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND
OTHER STOCKHOLDER MATTERS	39
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	40
DESCRIPTION OF CAPITAL STOCK	41
EXPERTS	43
LEGAL MATTERS	43
AVAILABLE INFORMATION	43
FINANCIAL STATEMENTS	F-i
PART II	II-2

i

PROSPECTUS SUMMARY

The following is only a summary of the information, financial statements and the notes included in this prospectus. You should read the entire prospectus carefully, including “Risk Factors” and our Financial Statements and the notes to the Financial Statements before making any investment decision.

Our Company

We are a multi-media publishing company and wholesale product provider to media distributors. We believe that consumers today desire audio books, e-books, CD-ROMs or a downloadable digital file in addition to traditional print books. We believe that many publishers in the United States are unable to, or choose not to, publish manuscripts in alternative formats. We publish and sell audio books, print books and electronic books in a variety of genres, including mystery, western, personal development, spiritual and children’s publications.

Books are selected for publication based on information that we receive from book buyers and from our network of wholesale distributors. We receive manuscripts from independent authors, as well as from publishing houses.

We license the manuscripts we publish either directly from the author or from the publishing house. Currently, we hold license rights to over 500 titles and during 2004, we published over 160 titles. Sales are generated through telemarketing, direct mail and through industry contacts by our employees. Approximately 87% of our sales come from the placement of our products in truck stops. Our products are placed through a network of industry sector distributors who purchase the products from us wholesale. Our products are also sold directly to bookstores and libraries, primarily through telemarketing and to businesses and consumers via the Internet, through our website, americanabook. We also publish a catalog of our audio books that we update regularly, which is provided to potential wholesale book buyers, bookstores and libraries on a regular basis. Sales that result from our catalogue mailings are not tracked separately but are included in our computation of sales resulting from telemarketing.

About Us

Our principal executive offices are located at 303 San Mateo NE, Suite 104, Albuquerque, New Mexico 87108. Our telephone number is (505) 265-6121.

THE OFFERING

This offering relates to the sale of common stock by certain persons who are the selling stockholders consisting of (1) Cornell Capital Partners, who intends to sell up to 140,000,000 shares of common stock, 125,000,000 of which are under the Standby Equity Distribution Agreement, 1,478,940 were received as a one-time commitment fee under the Standby Equity Distribution Agreement, and 13,521,060 shares underlying a warrant issued to Cornell Capital Partners in connection with the Standby Equity Distribution Agreement, (2) Newbridge Securities Corporation, an unaffiliated broker-dealer, retained by Americana in connection with the Standby Equity Distribution Agreement, which intends to sell up to 500,000 shares of common stock issued as a placement agent fee and (3) Montgomery Equity Partners, Ltd., which intends to sell up to 375,000 shares of common stock underlying a warrant.

The commitment amount of the Standby Equity Distribution Agreement is $10 million. At an assumed market price of $0.008 per share, Americana would only be able to receive gross proceeds of $950,000 using the 125,000,000 shares being registered in the accompanying registration statement under the Standby Equity Distribution Agreement. Americana would be required to register 1,315,789,474 additional shares at this assumed price to obtain the entire $10 million available under the Standby Equity Distribution Agreement. Based on the limited number of available authorized shares of common stock, Americana would need to obtain shareholder approval to increase the authorized shares of common stock to access additional amounts under the Standby Equity Distribution Agreement.
Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically issue and sell to Cornell Capital Partners shares of our common stock for a total purchase price of $10 million. The amount of each advance is subject to a maximum weekly advance amount of $250,000, and we may not submit any advance within seven trading days of a prior advance. Cornell Capital Partners will pay Americana 95% of, or a 5% discount to, the lowest volume weighted average price of the common stock during the five consecutive trading day period immediately following the notice date. Of each advance made by the Company, Cornell Capital Partners shall retain 10% of each advance. In addition, Cornell Capital Partners received a one-time commitment fee in the form of 1,478,940 shares of common stock, under the Standby Equity Distribution Agreement. Cornell Capital Partners intends to sell any shares purchased under the Standby Equity Distribution Agreement at the then prevailing market price. Among other things, this prospectus relates to the shares of common stock to be issued under the Standby Equity Distribution Agreement. Americana will not use any proceeds that it may receive under the Standby Equity Distribution to repay Montgomery Equity Partners, Ltd. any amounts owed under a secured promissory note as long as Montogomery Equity Partners, Ltd. holds such secured promissory note. There are substantial risks to investors as a result of the issuance of shares of common stock under the Standby Equity Distribution Agreement. These risks include dilution of shareholders, significant decline in Americana’s stock price and our inability to draw sufficient funds when needed.
There is an inverse relationship between our stock price and the number of shares to be issued under the Standby Equity Distribution Agreement. That is, as our stock price declines, we would be required to issue a greater number of shares under the Standby Equity Distribution Agreement for a given advance. This inverse relationship is demonstrated by the following tables, which show the net cash to be received by Americana and the number of shares to be issued under the Standby Equity Distribution Agreement at a recent market price of $0.008 per share and 25%, 50% and 75% discounts to the recent price.

Net Cash To Americana:

Market Price:	$0.0080	$0.0060	$0.0040	$0.0020
Purchase Price:	$0.0076	$0.0057	$0.0038	$0.0019
No. of Shares(1):	125,000,000	125,000,000	125,000,000	125,000,000
Total Outstanding (2):	156,915,453	156,915,453	156,915,453	156,915,453
Percent Outstanding (3):	79.66%	79.66%	79.66%	79.66%
Net Cash to Americana:(4)	$770,000	$556,250	$342,500	$128,750

(1)
Represents the number of shares of common stock registered in the accompanying registration statement, which could be issued to Cornell Capital Partners under the Standby Equity Distribution Agreement at the prices set forth in the table.

(2)	Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners under the Standby Equity Distribution Agreement.
(3)	Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.
(4)	Net cash equals the gross proceeds minus the 10% retainage and $85,000 in offering expenses.

Number of Shares To Be Issued To Receive Gross Proceeds of $10 Million

Market Price:	$0.0080	$0.0060	$0.0040	$0.0020
Purchase Price:	$0.0076	$0.0057	$0.0038	$0.0019
No. of Shares(1):	1,315,789,474(2)(3)	1,754,385,965(2)(3)	2,631,578,947(2)(3)	5,263,157,895(2)(3)
Total Outstanding (4):	1,574,477,148(3)(5)	2,013,073,639(3)(5)	2,890,266,621(3)(5)	5,521,845,569(3)(5)
Percent Outstanding (6):	83.57%	87.15%	90.99%	95.32%
Gross Proceeds to Americana:	$10,000,000	$10,000,000	$10,000,000	$10,000,000

(1)
We are only registering 125,000,000 shares of common stock under this prospectus. We will need to register additional shares of common stock to obtain the entire $10 million available under the Standby Equity Distribution Agreement at these stated purchase prices.

(2)	Represents that total number of shares of common stock which would need to be issued at the stated purchase price.
(3)
At the stated purchase price and based on the limited number of available authorized shares of common stock, Americana would need to obtain shareholder approval to increase the authorized shares of common stock to obtain the entire $10 million available under the Standby Equity Distribution Agreement.

(4)
Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners, LP under the Standby Equity Distribution Agreement, not including shares issued under the convertible debentures.

(5)	Americana’s current Articles of Incorporation, as amended, authorize the issuance of 500,000,000 shares of common stock.
(6)	Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.

Common Stock Offered	140,875,000 shares by selling stockholders
Offering Price	Market price
Common Stock Outstanding Before the Offering	258,687,674 shares as of August 15, 2005
Use of Proceeds
We will not receive any proceeds of the shares offered by the selling stockholders. Any proceeds we receive from the sale of common stock under the Standby Equity Distribution Agreement will be used for general working capital purposes. See “Use of Proceeds.”

Risk Factors	The securities offered hereby involve a high degree of risk and immediate substantial dilution. See “Risk Factors” and “Dilution.”
Over-the-Counter Bulletin Board Symbol	APBI

RISK FACTORS

We are subject to various risks that may materially harm our business, financial condition and results of operations. You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related To Our Business

There Is Substantial Doubt About Our Ability To Continue As A Going Concern

During the years ended December 31, 2004 and 2003, Americana incurred losses of $819,901 and $2,520,972, respectively. In addition, as of December 31, 2004, our total current liabilities exceeded our total current assets by $1,008,447. During the six months ended June 30, 2005, Americana incurred losses of $1,089,049. In addition, as of June 30, 2005, our total current liabilities exceeded our total current assets by $1,034,626. These factors, among others, raise substantial doubt about our ability to continue as a going concern. Americana’s attainment of profitable operations is dependent upon obtaining adequate debt and equity financing and achieving a level of sales adequate to support our cost structure. Management plans to raise additional equity capital and continue to develop its products; however, these plans may not be successful and we may be forced to curtail or cease our business operation.

All Of Our Assets Are Pledged To Secure Certain Debt Obligations, Which We Could Fail To Repay
Pursuant to Promissory Note, dated April 1, 2005 in the principal amount of $820,000 issued to Montgomery Equity Partners, Ltd. , we were required to secure such promissory note’s repayment with all of Americana’s assets. In the event we are unable to repay the convertible debenture, we could lose all of our assets and be forced to cease our operations. Currently, we are in default under this promissory note due to the nonpayment in full of the July and August 2005 interest payments. Americana will not use any proceeds that it may receive under the Standby Equity Distribution to repay Montgomery Equity Partners, Ltd. any amounts owed under the secured promissory note as long as Montogomery Equity Partners, Ltd. holds such secured promissory note.
We Will Require Significant Additional Financing To Sustain Our Operations And Without It We Will Not Be Able To Continue Operations

At December 31, 2004 and 2003, we had a working capital deficit of $1.0 million and $2.9 million, respectively. At June 30, 2005, we had a working capital deficit of $1,034,626. The Report of our Independent Registered Public Accounting Firm for the year ended December 31, 2004, includes an explanatory paragraph to their audit opinion stating that our recurring losses from operations and working capital deficiency raise substantial doubt about our ability to continue as a going concern. For the years ended December 31, 2004 and 2003, we had an operating cash flow deficit of $53,248 and positive operating cash of $196,432, respectively. We currently do not have sufficient financial resources to fund our operations. Therefore, we need substantial additional funds to continue these operations and pay certain existing obligations. Should the financing we require to sustain our working capital needs be unavailable, or prohibitively expensive when we require it, we would be forced to curtail or cease our business operations.

Existing Shareholders will Experience Significant Dilution from Our Sale of Shares under the Cornell Capital Equity Investment Agreement and Standby Equity Distribution Agreement and Any Other Equity Financing

The sale of shares pursuant to our agreement with Cornell Capital Partners or any other future equity financing transaction will have a dilutive impact on our stockholders. As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price is, the more shares of common stock we will have to issue under the Standby Equity Distribution Agreement with Cornell Capital Partners. If our stock price is lower, then our existing stockholders would experience greater dilution. We cannot predict the actual number of shares of common stock that will be issued pursuant to the Standby Equity Distribution Agreement with Cornell Capital Partners or any other future equity financing transaction, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we do not know the exact amount of funds we will need.

Our Failure To Enforce Protection Of Our Intellectual Property Would Have A Material Adverse Effect On Our Business

A significant part of our success depends in part on our ability to obtain and defend our intellectual property, including patent protection for our products and processes, preserve our trade secrets, defend and enforce our rights against infringement and operate without infringing the proprietary rights of third parties, both in the United States and in other countries. Our limited amount of capital impedes our current ability to protect and defend our intellectual property.

The validity and breadth of our intellectual property claims involve complex legal and factual questions and, therefore, may be highly uncertain. Despite our efforts to protect our intellectual proprietary rights, existing copyright, trademark and trade secret laws afford only limited protection.

Our industry is characterized by frequent intellectual property litigation based on allegations of infringement of intellectual property rights. Although we are not aware of any intellectual property claims against us, we may be a party to litigation in the future.

Our Common Stock Is Deemed To Be “Penny Stock,” Subject To Special Requirement And Conditions And May Not Be A Suitable Investment

Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Penny stocks are stocks:

•	With a price of less than $5.00 per share;
•	That are not traded on a “recognized” national exchange;
•	Whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq listed stock must still have a price of not less than $5.00 per share); or
•
In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to resell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

We Rely On Management And Research Personnel, The Loss Of Whose Services Could Have A Material Adverse Effect Upon Our Business

We rely principally upon the services of our senior executive management, and certain key employees, the loss of whose services could have a material adverse effect upon our business and prospects. Competition for appropriately qualified personnel is intense. Our ability to attract and retain highly qualified senior management are believed to be an important element of our future success. Our failure to attract and retain such personnel may, among other things, limit the rate at which we can expand operations and achieve profitability. There can be no assurance that we will be able to attract and retain senior management and key employees having competency in those substantive areas deemed important to the successful implementation of our plans, the inability to do so or any difficulties encountered by management in establishing effective working relationships among them may adversely affect our business and prospects. Currently, we do not carry key person life insurance for any of our executive management, or key employees.

We May Not Be Able To Access Sufficient Funds When Needed Under The Standby Equity Distribution Agreement And The Price Of Our Common Stock Will Affect Our Ability To Draw Down On The Standby Equity Distribution Agreement

Currently, we are dependent upon external financing to fund our operations. Our financing needs are expected to be provided, in large part, by our Standby Equity Distribution Agreement. The amount of each advance under the Standby Equity Distribution Agreement is subject to a maximum weekly amount equal to $250,000. Because of this maximum advance restriction, we may not be able to access sufficient funds when needed. If the market price of our shares of common stock declines, we would be required to issue more shares of common stock in order to draw down the same dollar amount of an advance than if our stock price were higher. Our Articles of Incorporation currently authorize Americana to issue 500 million shares. In the event that we do not obtain shareholder approval to amend our Articles of Incorporation and increase our authorized common stock, we will obtain lower net proceeds from the Standby Equity Distribution if the price of our common stock declines.

In addition, there is an inverse relationship between the price of our common stock and the number of shares of common stock, which will be issued under the Standby Equity Distribution Agreement. Based on our recent stock price of $0.008, we would have to issue to Cornell Capital Partners 1,315,789,474 shares of our common stock in order to draw down the entire $10 million available to us under the Standby Equity Distribution Agreement. We are registering 125,000,000 shares of our common stock under the Standby Equity Distribution Agreement in the accompanying registration statement. Our Articles of Incorporation currently authorize Americana to issue 500 million shares and, as of August 15, 2005, we had 258,687,674 shares of common stock issued and outstanding. In the event we desire to draw down any available amounts remaining under the Standby Equity Distribution Agreement after we have issued the 125,000,000 shares being registered in the accompanying registration statement, we will have to file a new registration statement to cover such additional shares that we would issue for additional draw downs on the Standby Equity Distribution Agreement. Unless we obtain profitable operations, it is unlikely that we will be able to secure additional financing from external sources other than our Standby Equity Distribution Agreement. Therefore, if we are unable to draw down on our Standby Equity Distribution Agreement, we may be forced to curtail or cease our business operations.

In addition, pursuant to the terms of the Standby Equity Distribution Agreement, Cornell Capital Partners may not own more than 9.9% of our outstanding shares of common stock. In the event Cornell Capital Partners is unable to sell the shares of our common stock that are issued after we receive an advance in order to keep them below 9.9% beneficial ownership, we might not be able to draw down additional funds when needed under the Standby Equity Distribution Agreement. Therefore, if we are unable to draw down on our Standby Equity Distribution Agreement, we may be forced to curtail or cease our business operations.

Our Common Stock May Be Affected By Limited Trading Volume And May Fluctuate Significantly

Our common stock is currently traded on the Over-the-Counter Bulletin Board. Prior to this offering, there has been a limited public market for our common stock and there can be no assurance that an active trading market for our common stock will develop. As a result, this could adversely affect our shareholders’ ability to sell our common stock in short time periods, or possibly at all. Our common stock is thinly traded compared to larger, more widely known companies in our industry. Thinly traded common stock can be more volatile than common stock traded in an active public market. The average daily trading volume of our common stock in May, June and July, 2005 was 578,235, 446,638 and 179,261 shares, respectively. The high and low bid price of our common stock for the last two years has been $3.40 and $0.008, respectively. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially.

We May Be Unable To Manage Growth

Successful implementation of our business strategy requires us to manage our growth. Growth could place an increasing strain on our management and financial resources. To manage growth effectively, we will need to:

•	Establish definitive business strategies, goals and objectives.
•	Maintain a system of management controls.
•	Attract and retain qualified personnel, as well as, develop, train and manage management-level and other employees.

If we fail to manage our growth effectively, our business, financial condition or operating results could be materially harmed, and our stock price may decline.

There Is A Limited Public Market For Our Common Stock And Our Stockholders May Be Unable To Liquidate Their Shares

Our common stock is listed on the Over-the-Counter Bulletin Board, and there is a limited volume of sales, thus providing a limited liquidity into the market for our shares. As a result of the foregoing, stockholders may be unable to liquidate their shares.

Risks Related To This Offering

Future Sales By Our Stockholders May Adversely Affect Our Stock Price And Our Ability To Raise Funds In New Stock Offerings

Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 258,687,674 shares of common stock outstanding as of August 15, 2005, 11,516,169 shares are, or will be, freely tradable without restriction, unless held by our “affiliates.” The remaining shares of common stock which will be held by existing stockholders, including the officers and directors, are “restricted securities” and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144.

Existing Shareholders Will Experience Significant Dilution From Our Sale Of Shares Under The Standby Equity Distribution Agreement

The sale of shares pursuant to the Standby Equity Distribution Agreement will have a dilutive impact on our stockholders. For example, if the offering occurred on June 30, 2005, at an assumed offering price of $0.0076 per share (95% of a recent closing bid price of $0.0083 per share), the new stockholders would experience an immediate dilution in the net tangible book value of $0.0068 per share. Dilution per share at prices of $0.0057, $0.0038 and $0.0019 per share would be $0.0069, $0.0056 and $0.0043, respectively.

As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price, the more shares of common stock we will have to issue under the Standby Equity Distribution Agreement to draw down the full amount. If our stock price is lower, then our existing stockholders would experience greater dilution.

Under The Standby Equity Distribution Agreement Cornell Capital Partners Will Pay Less Than The Then-Prevailing Market Price Of Our Common Stock

The common stock to be issued under the Standby Equity Distribution Agreement will be issued at a 5% discount to the lowest volume weighted average price for the five days immediately following the notice date of an advance. In addition, Cornell Capital Partners will retain 10% from each advance. Based on this discount, Cornell Capital Partners will have an incentive to sell immediately to realize the gain on the 5% discount. These discounted sales could cause the price of our common stock to decline, based on increased selling of Americana’s common stock.

The Selling Stockholders Intend To Sell Their Shares Of Common Stock In The Market, Which Sales May Cause Our Stock Price To Decline

The selling stockholders intend to sell in the public market 140,875,000 shares of common stock being registered in this offering. That means that up to 140,875,000 shares may be sold pursuant to this registration statement. Such sales may cause our stock price to decline. The officers and directors of the Company and those shareholders who are significant shareholders as defined by the SEC will continue to be subject to the provisions of various insider trading and rule 144 regulations.

The Sale Of Our Stock Under Our Standby Equity Distribution Agreement Could Encourage Short Sales By Third Parties, Which Could Contribute To The Future Decline Of Our Stock Price

In many circumstances the provision of a Standby Equity Distribution Agreement for companies that are traded on the Over-the-Counter Bulletin Board has the potential to cause a significant downward pressure on the price of common stock. This is especially the case if the shares being placed into the market exceed the market’s ability to take up the increased stock or if Americana has not performed in such a manner to show that the equity funds raised will be used to grow Americana. Such an event could place further downward pressure on the price of common stock. Under the terms of our Standby Equity Distribution Agreement, Americana may request numerous draw downs pursuant to the terms of the Standby Equity Distribution Agreement. Even if we use the Standby Equity Distribution Agreement to grow our revenues and profits or invest in assets which are materially beneficial to Americana the opportunity exists for short sellers and others to contribute to the future decline of Americana’s stock price. If there are significant short sales of stock, the price decline that would result from this activity will cause the share price to decline more so which in turn may cause long holders of the stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock the price will decline.

It is not possible to predict those circumstances whereby short sales could materialize or to what the share price could drop. In some companies that have been subjected to short sales the stock price has dropped to near zero. This could happen to Americana’s stock price.

The Price You Pay In This Offering Will Fluctuate And May Be Higher Or Lower Than The Prices Paid By Other People Participating In This Offering

The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

We May Not Be Able To Draw Down Under The Standby Equity Distribution Agreement If The Investor Holds More Than 9.9% Of Our Common Stock

In the event Cornell Capital Partners holds more than 9.99% of the then-outstanding common stock of Americana, we will be unable to draw down on the Standby Equity Distribution Agreement. Currently, Cornell Capital has beneficial ownership of less than 9.99% of our current outstanding common stock and therefore we would be able to make limited draw downs on the Standby Equity Distribution Agreement so long as Cornell Capital’s beneficial ownership remains below 9.99%. If Cornell Capital Partner’s beneficial ownership becomes 9.99% or more, we would be unable to draw down on the Standby Equity Distribution Agreement. In that event, if we are unable to obtain additional external funding or generate revenue from the sale of our products, we could be forced to curtail or cease our operations.

FORWARD-LOOKING STATEMENTS

Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,”  “will,”  “should,”  “expect,”  “anticipate,”  “estimate,”  “believe,”  “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under “Management’s Discussion and Analysis or Plan of Operations” and “Description of Business,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders. The selling shareholders are the entities who have assisted in or provided financing to Americana. A description of each selling shareholder’s relationship to Americana and how each selling shareholder acquired the shares to be sold in this offering is detailed in the information immediately following this table.

Selling Stockholder	Shares Beneficially Owned Before Offering(1)		Percentage of Outstanding Shares Beneficially Owned Before Offering(2)	Shares to be Acquired Under the Standby Equity Distribution Agreement	Percentage of Outstanding Shares to be Acquired Under the Standby Equity Distribution Agreement	Shares to be Sold in the Offering		Percentage of Outstanding Shares Beneficially Owned After Offering
Cornell Capital Partners, LP	15,000,000	(2)	5.5%	125,000,000	32.6%	140,000,000	(3)	0%
Newbridge Securities Corporation	500,000		*	--	--	500,000		0%
Montgomery Equity Partners, Ltd.	375,000		*	--	--	375,000		0%
Total	15,875,000		5.8%	125,000,000	79.66%	140,500,000		0%

_________________________________________

*	Less than 1%.
(1)
Applicable percentage of ownership is based on 258,687,674 shares of common stock outstanding as of August 15, 2005, together with securities exercisable or convertible into shares of common stock within 60 days of August 15, 2005, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations - percentage computation is for form purposes only.

(2)
Consists of the 1,478,940 shares of common stock received as a one-time commitment fee under the Standby Equity Distribution Agreement and the 13,636,364 shares of common stock underlying a warrant. However, the terms of the warrant provides that in no event shall Cornell Capital Partners be entitled to exercise the warrant for a number of shares which, upon giving effect to the exercise, would cause the aggregate number of shares beneficially owned by Cornell Capital Partners and its affiliates to exceed 4.99% of the outstanding shares of Americana following such conversion.

(3)
Includes the shares that could be acquired by Cornell Capital Partners under the Standby Equity Distribution Agreement, the 1,478,940 shares of common stock received as a one-time commitment fee under the Standby Equity Distribution Agreement and the 13,521,060 shares underlying a warrant issued in connection with the Standby Equity Distribution Agreement.

The following information contains a description of each selling shareholder’s relationship to Americana and how each selling shareholder acquired the shares to be sold in this offering is detailed below. None of the selling stockholders have held a position or office, or had any other material relationship, with Americana, except as follows:

Shares Acquired In Financing Transactions With Americana
Cornell Capital Partners, LP. Cornell Capital Partners, LP is the investor under the Standby Equity Distribution Agreement and a holder of a warrant. All investment decisions of, and control of, Cornell Capital Partners are held by its general partner, Yorkville Advisors, LLC and the shares beneficially owned by this entity may be aggregrated with all of the other shares beneficially owned by Montogomery of which Yorkville Advisors, LLC is a general partner. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of and controls Yorkville Advisors. Cornell Capital Partners acquired all shares being registered in this offering in financing transactions with Americana. Those transactions are explained below:
•
Standby Equity Distribution Agreement. On April 1, 2005, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, LP Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $10 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay Americana 95% of, or a 5% discount to, the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. Further, Cornell Capital Partners will retain 10% of each advance under the Standby Equity Distribution Agreement. In connection with the Standby Equity Distribution Agreement, Cornell Capital Partners received a one-time commitment fee in the form of 1,478,940 shares of common stock. We are registering 125,000,000 shares in this offering which may be issued under the Standby Equity Distribution Agreement. For Americana to receive gross proceeds of $10 million using the 125,000,000 shares being registered in this prospectus, the price of our common stock would need to average $0.08 per share. Americana will not use any proceeds that it may receive under the Standby Equity Distribution to repay Montgomery Equity Partners, Ltd. any amounts owed under a secured promissory note as long as Montogomery Equity Partners, Ltd. holds such secured promissory note.

There are certain risks related to sales by Cornell Capital Partners, including:

•
The outstanding shares will be issued based on discount to the market rate. As a result, the lower the stock price around the time Cornell Capital Partners is issued shares, the greater chance that Cornell Capital Partners gets more shares. This could result in substantial dilution to the interests of other holders of common stock.

•
To the extent Cornell Capital Partners sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cornell Capital Partners to sell greater amounts of common stock, the sales of which would further depress the stock price.

•
The significant downward pressure on the price of the common stock as Cornell Capital Partners sells material amounts of common stocks could encourage short sales by others. This could place further downward pressure on the price of the common stock.

Newbridge Securities Corporation. Newbridge Securities Corporation is an unaffiliated registered broker-dealer that has been retained by us. For its services in connection with the Standby Equity Distribution Agreement, Newbridge Securities Corporation received a fee of $10,000, which was paid by the issuance of 500,000 shares of common stock of Americana on April 1, 2005. These shares are being registered in this offering. All investment decisions of Newbridge Securities Corporation are made by its President, Guy Amico.

Montgomery Equity Partners, LP. On April 1, 2005, Americana entered into a Promissory Note with Montgomery Equity Partners, Ltd. in the principal amount of $820,000. The Note has an annual interest rate equal to 24%. Contemporaneously with the execution of the Note, Americana and Montgomery entered into a Security Agreement and a Pledge Agreement. Americana received $375,000 of the principal amount of the Note on April 1, 2005 and will receive the remaining principal balance of $445,000 two (2) business days prior to a registration statement being filed with the Securities and Exchange Commission. The Note is secured by all of Americana’s assets pursuant to the Security Agreement. In connection with the Note, Americana issued to Montgomery a warrant to purchase 375,000 shares of Americana’s common stock for a period of three (3) years at an exercise price equal to $0.001. Americana granted registration rights on the shares of common stock underlying the warrant. Americana will pay Yorkville Advisors Management, LLC a commitment fee equal to 10% of the gross proceeds of each of the above-referenced closing traunches. In addition, Americana paid to Yorkville Advisors Management, LLC a non-refundable structuring fee equal to $10,000, which was deducted from the proceeds from the first closing traunches. Pursuant to the terms of the Note, Americana had previously paid Yorkville Advisors Management, LLC a non-refundable due diligence fee equal to $2,500. Currently, we are in default under this Promissory Note due to the nonpayment in full of the July and August 2005 interest payments.  Americana will note use any proceeds that it may receive under the Standby Equity Distribution Agreement to repay Montgomery any amounts owed under the secured promissory note as long as Montgomery holds such secured promissory note.

USE OF PROCEEDS
This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we will receive the proceeds from the sale of shares of common stock to Cornell Capital Partners under the Standby Equity Distribution Agreement. The purchase price of the shares purchased under the Standby Equity Distribution Agreement will be equal to 95% of the lowest volume weighted average price of our common stock on the Over-the-Counter Bulletin Board for the five days immediately following the notice date. Americana will pay Cornell Capital 10% of each advance as an additional fee. Americana will not use any proceeds that it may receive under the Standby Equity Distribution to repay Montgomery Equity Partners, Ltd. any amounts owed under a secured promissory note as long as Montogomery Equity Partners, Ltd. holds such secured promissory note.
Pursuant to the Standby Equity Distribution Agreement, Americana cannot draw more than $250,000 every seven trading days, or more than $10 million over twenty-four months.

For illustrative purposes only, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the Standby Equity Distribution Agreement. The table assumes estimated offering expenses of $85,000, plus 10% retainage payable to Cornell Capital Partners under the Standby Equity Distribution Agreement. The figures below are estimates only, and may be changed due to various factors, including the timing of the receipt of the proceeds.

Gross Proceeds	$950,000	$1,000,000(1)	$5,000,000(1)	$10,000,000(1)

Net Proceeds	$770,000	$815,000	$4,415,000	$8,915,000

No. of shares issued under the Equity Distribution Agreement at an assumed offering price of $0.0076	125,000,000	131,578,947	657,894,737	1,315,789,474

USE OF PROCEEDS

General Working Capital	$770,000	$815,000	$4,415,000	$8,915,000

Total	$770,000	$815,000	$4,415,000	$8,915,000

(1)
At an assumed offering price of $0.0076, Americana would be required to obtain shareholder consent to increase our authorized common stock and to register additional shares at this price to obtain the above-listed proceeds under the Standby Equity Distribution Agreement.

The Standby Equity Distribution Agreement limits Americana’s use of proceeds to general corporate purposes and prohibits the use of proceeds to pay any judgment or liability incurred by any officer, director or employee of Americana, except under certain limited circumstances.

DILUTION

The net tangible book value of Americana as of June 30, 2005 was $(1,034,626) or $(0.0040) per share of common stock. Net tangible book value per share is determined by dividing the tangible book value of Americana (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to Americana, our net tangible book value will be unaffected by this offering. Our net tangible book value and our net tangible book value per share, however, will be impacted by the common stock to be issued under the Standby Equity Distribution Agreement. The amount of dilution will depend on the offering price and number of shares to be issued under the Standby Equity Distribution Agreement. The following example shows the dilution to new investors at an offering price of $0.0076 per share, which is in the range of the recent share price.

If we assume that we had issued 125,000,000 shares of common stock under the Standby Equity Distribution Agreement at an assumed offering price of $0.0076 per share, i.e., the number of shares registered in this offering under the Standby Equity Distribution Agreement, less retainage fees of $95,000 and offering expenses of $85,000, our net tangible book value as of June 30, 2005 would have been $(264,626) or $0.0007 per share. Note that at an offering price of $0.0076 per share, we would receive net proceeds of $770,000 of the $10,000,000 available under the Standby Equity Distribution Agreement. Such an offering would represent an immediate increase in net tangible book value to existing stockholders of $0.0033 per share and an immediate dilution to new stockholders of $0.0083 per share.

The following table illustrates the per share dilution:

Assumed public offering price per share		$0.0076
Net tangible book value per share before this offering	$(0.0040)
Increase attributable to new investors	$0.0033
Net tangible book value per share after this offering		($0.0007)
Dilution per share to new stockholders		$0.0083

The offering price of our common stock is based on the then-existing market price. In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices:

ASSUMED OFFERING PRICE	NO. OF SHARES TO BE ISSUED(1)	DILUTION PER SHARE TO NEW INVESTORS
$0.0076	125,000,000	$0.0083
$0.0057	125,000,000	$0.0069
$0.0038	125,000,000	$0.0056
$0.0019	125,000,000	$0.0043

_______________

(1)	Americana is registering 125,000,000 shares of common stock in the accompanying registration statement in connection with advances under the Standby Equity Distribution Agreement.

STANDBY EQUITY DISTRIBUTION AGREEMENT

Summary

On April 1, 2005, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $10 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay 95% of, or a 5% discount to, the lowest volume weighted average price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. The number of shares purchased by Cornell Capital Partners for each advance is determined by dividing the amount of each advance by the purchase price for the shares of common stock. Further, Cornell Capital Partners will retain 10% of each advance under the Standby Equity Distribution Agreement. Cornell Capital Partners is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. The effectiveness of the sale of the shares under the Standby Equity Distribution Agreement is conditioned upon us registering the shares of common stock with the Securities and Exchange Commission and obtaining all necessary permits or qualifying for exemptions under applicable state law. The costs associated with this registration will be borne by us. There are no other significant closing conditions to draws under the equity line.

Standby Equity Distribution Agreement Explained

Pursuant to the Standby Equity Distribution Agreement, we may periodically sell shares of common stock to Cornell Capital Partners to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every seven trading days. A closing will be held six trading days after such written notice at which time we will deliver shares of common stock and Cornell Capital Partners will pay the advance amount. There are no closing conditions imposed on Americana for any of the draws other than that we have filed our periodic and other reports with the Securities and Exchange Commission, delivered the stock for an advance, the trading of Americana common stock has not been suspended, and we have given written notice and associated correspondence to Cornell Capital Partners. We are limited however, on our ability to request advances under the Standby Equity Distribution Agreement based on the number of shares we have registered on this registration statement. For example, at an assumed offering price of $0.0076, we would not be able to draw the entire gross proceeds of $10,000,000 available under the Standby Equity Distribution Agreement with the 125,000,000 shares we are registering. Americana would be required to register 1,315,789,474 shares at this assumed price to obtain the entire $10 million available under the Standby Equity Distribution Agreement. Based on the limited number of available authorized shares of common stock, Americana would need to obtain shareholder approval to increase the authorized shares of common stock to access additional amounts under the Standby Equity Distribution Agreement. In order to access all funds available to us under the Standby Equity Distribution Agreement with the 125,000,000 shares being registered in this offering, the average price of shares issued under the Standby Equity Distribution Agreement would need to be $0.08.

We may request advances under the Standby Equity Distribution Agreement once the underlying shares are registered with the Securities and Exchange Commission. Thereafter, we may continue to request advances until Cornell Capital Partners has advanced $10 million or 24 months after the effective date of the this registration statement, whichever occurs first.

The amount of each advance is subject to a maximum weekly amount of $250,000, and we may not submit an advance within seven trading days of a prior advance. The amount available under the Standby Equity Distribution Agreement is not dependent on the price or volume of our common stock. Our ability to request advances is conditioned upon us registering the shares of common stock with the SEC. In addition, we may not request advances if the shares to be issued in connection with such advances would result in Cornell Capital Partners owning more than 9.99% of our outstanding common stock. A possibility exists that Cornell Capital Partners may own 9.99% of Americana’s outstanding common stock at a time when we would otherwise plan to make an advance under the Standby Equity Distribution Agreement.

We do not have any agreements with Cornell Capital Partners regarding the distribution of such stock, although Cornell Capital Partners has indicated that it intends to promptly sell any stock received under the Standby Equity Distribution Agreement.

We cannot predict the actual number of shares of common stock that will be issued pursuant to the Standby Equity Distribution Agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. Assuming we issued the number of shares of common stock being registered in the accompanying registration statement at a recent market price of $0.008 per share, we would issue 125,000,000 shares of common stock to Cornell Capital Partners for gross proceeds of $2,375,000. These shares would represent 79.66% of our outstanding common stock upon issuance. We will need to register additional shares of common stock in order to fully utilize the $10 million available under the Standby Equity Distribution Agreement if the average price at which we sell shares under the Standby Equity Distribution Agreement is equal to $0.019 per share.

There is an inverse relationship between our stock price and the number of shares to be issued under the Standby Equity Distribution Agreement. That is, as our stock price declines, we would be required to issue a greater number of shares under the Standby Equity Distribution Agreement for a given advance. This inverse relationship is demonstrated by the following tables, which show the net cash to be received by Americana and the number of shares to be issued under the Standby Equity Distribution Agreement at a recent market price of $0.008 per share and 25%, 50% and 75% discounts to the recent price.

Net Cash To Americana:

Market Price:	$0.0080	$0.0060	$0.0040	$0.0020
Purchase Price:	$0.0076	$0.0057	$0.0038	$0.0019
No. of Shares(1):	125,000,000	125,000,000	125,000,000	125,000,000
Total Outstanding (2):	156,915,453	156,915,453	156,915,453	156,915,453
Percent Outstanding (3):	79.66%	79.66%	79.66%	79.66%
Net Cash to Americana:(4)	$770,000	$556,250	$342,500	$128,750

(1)
Represents the number of shares of common stock registered in the accompanying registration statement, which could be issued to Cornell Capital Partners under the Standby Equity Distribution Agreement at the prices set forth in the table.

(2)	Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners under the Standby Equity Distribution Agreement.
(3)	Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.
(4)	Net cash equals the gross proceeds minus the 10% retainage and $85,000 in offering expenses.

Number of Shares To Be Issued To Receive Gross Proceeds of $10 Million

Market Price:	$0.0080	$0.0060	$0.0040	$0.0020
Purchase Price:	$0.0076	$0.0057	$0.0038	$0.0019
No. of Shares(1):	1,315,789,474(2)(3)	1,754,385,965(2)(3)	2,631,578,947(2)(3)	5,263,157,895(2)(3)
Total Outstanding (4):	1,574,477,148(3)(5)	2,013,073,639(3)(5)	2,890,266,621(3)(5)	5,521,845,569(30(5)
Percent Outstanding (6):	83.57%	87.15%	90.99%	95.32%
Gross Proceeds to Americana:	$10,000,000	$10,000,000	$10,000,000	$10,000,000

(1)
We are only registering 125,000,000 shares of common stock under this prospectus. We will need to register additional shares of common stock to obtain the entire $10 million available under the Standby Equity Distribution Agreement at these stated purchase prices.

(2)	Represents that total number of shares of common stock which would need to be issued at the stated purchase price.
(3)
At the stated purchase price and based on the limited number of available authorized shares of common stock, Americana would need to obtain shareholder approval to increase the authorized shares of common stock to obtain the entire $10 million available under the Standby Equity Distribution Agreement.

(4)	Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners under the Standby Equity Distribution Agreement.
(5)	Americana’s current Articles of Incorporation, as amended, authorize the issuance of 500,000,000 shares of common stock.
(6)	Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.
Proceeds used under the Standby Equity Distribution Agreement will be used in the manner set forth in the “Use of Proceeds” section of this prospectus. Americana will not use any proceeds that it may receive under the Standby Equity Distribution to repay Montgomery Equity Partners, Ltd. any amounts owed under a secured promissory note as long as Montogomery Equity Partners, Ltd. holds such secured promissory note. We cannot predict the total amount of proceeds to be raised in this transaction because we have not determined the total amount of the advances we intend to draw. Cornell Capital Partners has the ability to permanently terminate its obligation to purchase shares of common stock from Americana under the Standby Equity Distribution Agreement if there shall occur any stop order or suspension of the effectiveness of this registration statement for an aggregate of fifty (50) trading days other than due to acts by Cornell Capital Partners or if Americana fails materially to comply with certain terms of the Standby Equity Distribution Agreement, which remain uncured for thirty (30) days after notice from Cornell Capital Partners.

All fees and expenses under the Standby Equity Distribution Agreement will be borne by Americana. We expect to incur expenses of approximately $85,000 in connection with this registration, consisting primarily of professional fees. In connection with the Standby Equity Distribution Agreement, Cornell Capital Partners received a one-time commitment fee in the form of 1,478,940 shares of common stock.

PLAN OF DISTRIBUTION

The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted or (ii) in transactions otherwise than on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved).

Cornell Capital Partners is an “underwriter” within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Standby Equity Distribution Agreement. Cornell Capital Partners will pay us 99% of, or a 1% discount to, the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the five days immediately following the advance date. In addition, Cornell Capital Partners will retain 10% of the proceeds received by us under the Standby Equity Distribution Agreement, and received a one-time commitment fee in the form of 1,478,940 shares of common stock. The 5% discount, the 10% retainage and the commitment fee in the form of 1,478,940 shares of common stock are underwriting discounts. In addition, Americana engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. For its services, Newbridge Securities Corporation received 500,000 shares of Americana’s common stock.

Cornell Capital Partners was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners is a domestic hedge fund in the business of investing in and financing public companies. All investment decisions of, and control of, Cornell Capital Partners are held by its general partner, Yorkville Advisors, LLC.  Yorkville Advisors, LLC is also the general partner of Montgomery Equity Partners, Ltd.  Cornell Capital Partners does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. If any of these other expenses exists, Americana expects the selling stockholders to pay these expenses. We have agreed to indemnify Cornell Capital Partners and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $85,000, as well as retention of 10% of the gross proceeds received under the Standby Equity Distribution Agreement. In addition, Americana engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. For its services, Newbridge Securities Corporation received 500,000 shares of Americana’s common stock. The offering expenses consist of: a SEC registration fee of $400, printing expenses of $2,500, accounting fees of $15,000, legal fees of $50,000 and miscellaneous expenses of $12,100. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the Standby Equity Distribution Agreement.

The selling stockholders are subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and its regulations, including, Regulation M. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. Pursuant to the requirements of Item 512 of Regulation S-B and as stated in Part II of this Registration Statement, the Company must file a post-effective amendment to the accompanying Registration Statement once informed of a material change from the information set forth with respect to the Plan of Distribution.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

General

Management’s discussion and analysis of results of operations and financial condition are based upon our financial statements. These statements have been prepared in accordance with accounting principles generally accepted in the United States of America. These principles require management to make certain estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We are a multi-media Company. Our primary business is the publication and sale of audio books, but we also offer print books and electronic books. During the quarter ended September 30, 2004, the operations and assets of Action Media Group, LLC (doing business as Coreflix) were integrated with our publication operations in Albuquerque, New Mexico. Coreflix rents action sports DVDs from its website.

To date, the majority of our revenues have been earned from the sale of audio books, with sales of action sports DVDs accounting for only $8,498 in revenues during the three months ended March 31, 2005. Now that the Coreflix operations are fully integrated, we expect these revenues to increase.

We generate sales through telemarketing, direct mail and through industry contacts.

Approximately 87% of our sales come from the placement of our products in truck stops.

Our products are placed through a network of industry sector distributors who purchase the products from us wholesale. Our products are also sold directly to bookstores and libraries, primarily through telemarketing, and to businesses and consumers via the Internet, through our website, americanabooks.com. Approximately 10% of our sales are generated by telemarketing and the remaining 3% of our sales are generated via our website. We also publish a catalog of our audio books that we update regularly, which is provided to potential wholesale book buyers, bookstores and libraries on a regular basis. Sales that result from our catalogue mailings are not tracked separately but are included in our computation of sales resulting from telemarketing. We are also trying to stimulate sales to consumers through direct marketing efforts such as direct mail, email blasts and telemarketing.

In an attempt to improve revenues and achieve profitability, we continue to seek both wholesale and retail outlets for our products, and to employ salespersons with industry contacts for distribution of our products. To minimize costs, salespersons are sought who will act on an independent contractor basis with compensation based on earned commissions. More importantly, the Company has implemented an adopted shift in sales and marketing strategy. The strategic shift is for purposes of increasing sales and resulting revenues. Under the Company’s new strategy, it now markets product directly to consumers, and sells its products to only its most profitable distributors. We also regularly review staffing and production costs in the attempt to reduce cost of goods sold this time, aside from what we will spend on duplication equipment, we have made no material commitment for capital expenditures. During the year ended December 31, 2004, we spent approximately $147,644 for the production of audio masters. Our budget projections for the calendar year 2005 are for $100,000 in capital expenditures, primarily for additional duplication, packaging, direct mail, recording equipment and the production of audio masters.

With the exception of the three month period ended March 31, 2004, which showed a profit due to the discharge of subsidiary debt in bankruptcy, our operations have not been profitable and we are not sure if they will become profitable.

With the exception of a continuing flatness in sales of our products to audio book distributors and retailers, and the uncertainty related to whether or not we will be able to raise working capital when we need it, we do not know of any trends, events or uncertainties that are expected to have a material impact on our net sales and income from continuing operations. Sales of our books are not seasonal in nature, although we may experience an increase in sales during the year-end holidays.

1,478,940 shares were issued to Cornell Capital in the first quarter of 2005. These shares were charged to compensation/consulting expense at .03 cents/share (the market value) for $44,368 with an offset to common stock and paid in capital.

500,000 shares were issued to Newbridge Securities in the first quarter of 2005. These shares were charged to compensation/consulting expense at .03 cents/share (the market value) for $15,000 with an offset to common stock and paid in capital.

On April 25, 2005, Advantage Fund One LLC, elected to convert $75,000 of its $109,869 convertible note, resulting in the issuance of 25,000,000 shares of common stock. This conversion resulted in reducing the note balance to $34,869. This transaction was completed on May 11, 2005. The reason for the conversion was the fact that the note had been in default, however, the investor has been willing to work with the company and thus the previous conversions have been done in a manner that is considered not detrimental. The terms of the conversion were negotiated directly with the investor. In addition $175,000 was charged to debt restructuring expense and is a correction to the previously issued second quarter financial statements. Debt restructuring expense resulted from the difference in market price versus the negotiated price per share for the note conversion, with the market price of .01 cents per share versus the conversion price of .003 cents a share.

In January 3, 2005, 500,000 shares were issued to Ben Padnos at .03 cents/share, for consulting. We relied on section 4(2) of the Securities Act of 1933 to issue the securities in as much as the common stock was issued without any form of general solicitation or general advertising and the acquirer was an accredited investor. The stock was valued at market price and charged to compensation/consulting expense.

On January 11, 2005, 739,674 shares were issued to Ben Padnos at .03 cents/share, for consulting. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising and the acquirer was an accredited investor. The stock was valued at market price and charged to compensation/consulting expense.

On February 14, 2005 we issued 500,000 shares of restricted common stock, at a value of $0.01 per share to Advantage Capital Development in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising and the acquirer was an accredited investor. The stock was valued at a pre- determined conversion value and reduced notes payable.

On February 21, 2005 we issued 500,000 shares of restricted common stock, at a value of $0.03 per share to John Wagner in consideration for services rendered to the Company. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising and the acquirer was an accredited investor. The stock was valued at market price and charged to compensation/consulting expense.

On February 8, 2005 we issued 1,800,000 shares of restricted common stock, at a value of $0.03 per share to George Lovato, Jr., David Poling, Don White and Jay Simon in consideration for services rendered to the Company. We issued these securities in reliance on Section 4(2) of the Securities Act of 1933. There was no form of general solicitation or general advertising undertaken and the acquirers are insiders, a status that affords them effective access to the information registration would otherwise provide. The stock was valued at market price and charged to compensation/consulting expense.

On March 9, 2005 we issued 187,000,000 shares of restricted common stock, at a value of $0.001 per share to Montgomery Equity in consideration for collateral on a note to the Company. We relied on section 4(2) of the Securities Act of 1933 and Regulation D thereunder to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising and the acquirer was an accredited investor. The stock was valued at par value and credited to common stock with an offset to paid in capital.

On March 9, 2005 we issued 1,478,940 shares of restricted common stock, at a value of $0.03 per share to Cornell Capital Partners in consideration for financing to the Company. We relied on section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising and the acquirer was an accredited investor. The stock was valued at market price and charged to compensation/consulting expense.

On March 17, 2005 we issued 500,000 shares of restricted common stock, at a value of $0.03 per share to Newbridge Securities in consideration for financing to the Company. We relied on section 4(2) of the Securities Act of 1933 and Regulation D promulgated there under to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising and the acquirer was an accredited investor. The stock was valued at market price and charged to compensation/consulting expense.

On March 17, 2005 we issued 2,800,000 shares of restricted common stock, at a value of $0.03 per share to George Lovato, Jr. in consideration for services rendered to the Company. We issued these securities in reliance on Section 4(2) of the Securities Act of 1933. There was no form of general solicitation or general advertising undertaken and the acquirer is an insider, a status that affords him effective access to the information registration would otherwise provide. The stock was valued at market price and charged to compensation/consulting expense.

On March 17, 2005 we issued 3,650,000 shares of restricted common stock, at a value of $0.01 per share to Jerome Ruther in consideration for a note conversion. We issued these securities in reliance on Section 4(2) of the Securities Act of 1933. There was no form of general solicitation or general advertising undertaken and the acquirer is an insider, a status that affords him effective access to the information registration would otherwise provide. The stock was valued at a predetermined conversion value and when issued, used to reduce notes payable.

On April 21, 2005, 74,900 shares were issued to Jill Gaines-Fuller, George Lovato Jr., Don White, David Poling and Jay Simon at .01 cents/share in consideration for services rendered to the Company. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor. The stock was valued at market price and charged to compensation/consulting expense.

On April 25, 2005, Advantage Fund One LLC, elected to convert $75,000 of its $109,869 convertible note, resulting in the issuance of 25,000,000 shares of common stock. This conversion resulted in reducing the note balance to $34,869. This transaction was completed on May 11, 2005. The reason for the conversion was the fact that the note had been in default, however, the investor has been willing to work with the company and thus the previous conversions have been done in a manner that is considered not detrimental. The terms of the conversion were negotiated directly with the investor. The following shares make up the 25,000,000 shares issued to the Advantage Fund for a $75,000 note conversion.

The stock was issued at a negotiated price below market. Part of the issuance of stock was charged to debt restructuring expense and part to note reduction.

On April 25, 2005 we issued 2,600,000 shares of restricted common stock, at a value of $0.003 per share to Advantage Capital Development in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor.

On April 25, 2005 we issued 500,000 shares of restricted common stock, at a value of $0.003 per share to David Welner in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor.

On April 25, 2005 we issued 3,000,000 shares of restricted common stock, at a value of $0.003 per share to Alexly Resources LLC in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor.

On April 25, 2005 we issued 2,000,000 shares of restricted common stock, at a value of $0.003 per share to Sinai North Co. in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor.

On April 25, 2005 we issued 1,000,000 shares of restricted common stock, at a value of $0.003 per share to Dennis Mancino in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor.

On April 25, 2005 we issued 400,000 shares of restricted common stock, at a value of $0.003 per share to Jesse Dobrinsky in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor.

On April 25, 2005 we issued 3,000,000 shares of restricted common stock, at a value of $0.003 per share to Triple Crown Consulting in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor.

On April 25, 2005 we issued 3,000,000 shares of restricted common stock, at a value of $0.003 per share to Triple Crown Consulting in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor.

On April 25, 2005 we issued 2,000,000 shares of restricted common stock, at a value of $0.003 per share to David Hay in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor.

On April 25, 2005 we issued 750,000 shares of restricted common stock, at a value of $0.003 per share to Shazam Stocks in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor.

On April 25, 2005 we issued 750,000 shares of restricted common stock, at a value of $0.003 per share to All Penny Stocks in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor.

On April 25, 2005 we issued 1,500,000 shares of restricted common stock, at a value of $0.003 per share to Chris Knapp in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor.

On April 25, 2005 we issued 750,000 shares of restricted common stock, at a value of $0.003 per share to Financial News USA in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor.

On April 25, 2005 we issued 750,000 shares of restricted common stock, at a value of $0.003 per share to Ed Meyer, Jr. in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor.

On April 25, 2005 we issued 2,000,000 shares of restricted common stock, at a value of $0.003 per share to Robert Pozner in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor.

On April 25, 2005 we issued 1,000,000 shares of restricted common stock, at a value of $0.003 per share to Eric Jacobson in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor.

Results Of Operations

Quarter Ended June 30, 2005 As Compared To the Quarter Ended June 30, 2004

Our revenues from operations for the quarter ended June 30, 2005 were $78,014 as compared to revenues of $351,253 for the quarter ended June 30, 2004, a decrease of $273,239, or 77%. The reason for the sharp drop in revenue is due to the shift in marketing strategy. Instead of selling to truck stops through distributors API is selling directly to the truck stops and to the truck drivers, through direct mail. This strategy will result in far less returns and a higher gross profit.

Cost of goods sold for the quarter ended June 30, 2005 decreased by $130,994 or approximately 113%, to ($15,489) from $115,505 for the quarter ended June 30, 2004. For the quarter ended June 30, 2005 we had approximately $67,000 of audio books returned by distributors. The cost of sales for these returned items was higher than the cost of goods sold on our current quarter revenue, resulting in a credit balance to cost of goods.

Our gross profit from operations decreased to $93,503 for the quarter ended June 30, 2005 as compared to $235,748 for the quarter ended June 30, 2004, a decrease of $242,261 or approximately 60%. Our gross margin percent increased for the quarter ended June 30, 2005, for the quarter ended June 30, 2004, the increase in gross profits is due to the higher cost of items returned as compared to the cost of the items sold in the 2nd quarter 2005.

Compensation and consulting expense and selling general and administration expense increased $197,579 or 27% from $729,720 for the quarter ending June 30, 2004 to $927,299 for the quarter ending June 30, 2005. We attempt to conserve cash by issuing stock to employees and consultants for services rendered to us. The increase in expenses of $197,579 is due primarily to the $175,000 of debt restructuring expense associated with restructuring the Advantage One note.

Our loss from operations was $872,448 for the quarter ended June 30, 2005 as compared to a loss from operations of $528,987 for the quarter ended June 30, 2004, an increase of $343,461 or 65%. The increase in loss from operations was due to our decrease in revenues and the professional fees associated with the $820,000 loan.

Six Months Ended June 30, 2005 As Compared To Six Months Ended June 30, 2004

Revenues for the six months ended June 30, 2005 decreased by $344,285 to $306,041 from $650,326 or 53% from the six months ended June 30, 2004. The decrease in revenue is due to the change in marketing strategy as discussed in the quarter results of operation.

Cost of goods sold decreased $272,129 for the six months ended June 30, 2005 from $305,051 for the six months ended June 30, 2004 to $32,922 for the six months ended June 30, 2005 or 89%. The decrease was primarily due to the reduction in sales.

Our gross profit decreased from $345,275 for the six months ended June 30, 2004 to $273,119 for the six months ended June 30, 2005, a decrease of $72,156 or 21%. This decrease in gross profit was due to the decrease in revenue.

Our gross profit increased from 53% for the quarter ended June 30, 2004 to 89% for the quarter ended June 30, 2005. This increase was due to the fact that we had $67,000 of items returned in the second quarter and the cost of goods returned had a higher cost of sales that the cost of sales of the items associated with the revenue in the second quarter.

Compensation and consulting expenses decreased $1,682,434 for the six months ended June 30, 2005 from $1,980,741 to $298,307 for the six months ended June 30, 2005, a decrease of 85%. This decrease resulted from a combination of less stock being issued to employees and consultants and a lower market price for the stock.

Our loss from operations decreased $1,008,406 from ($2,215,407) for the six months ended June 30, 2004 to ($1,207,001) for the six months ended June 30, 2005 or 46%. Even though our revenue was down this fact was offset by the large reduction in compensation and consulting expense, thereby, reducing the net operating loss.

In the first quarter of 2004 the bankruptcy of Corporate Media Group was dismissed, which resulted in a one time extraordinary gain of $2,166,803 was recorded for the forgiveness of debt. The forgiveness of debt resulted from the elimination of $1,519,430 of assets and the elimination of $3,686,233 in debt. This one time gain is the reason the net loss for the period year to date ending June 30, 2004 was $(65,986) as compared to year to date June 30, 2003 net loss of $(1,568,802).

Year Ended December 31, 2004, Compared To Year Ended December 31, 2003

Our revenues from operations for the year ended December 31, 2004 were $1,229,977 as compared to revenues of $1,277,572 for the year ended December 31, 2003. Revenues decreased due to a decrease in the Company’s truck stop sales.

Our gross profit from operations for the fiscal year ended December 31, 2004 decreased to $726,331 as compared to $792,690 for the fiscal year ended December 31, 2003. Our gross margin percent decreased to 59 % in fiscal year 2004 from 65 % in fiscal year 2003. The decrease in gross profit from operations is attributable to price reductions, while the decrease in gross margin percent is attributable to selling larger amounts of audio books at reduced prices. This was a result of decreasing aging inventory at liquidation prices.

General and administrative expenses consist primarily of salaries and related expenses for executive, finance and other administrative personnel, consultants and professional fees, recruitment expenses, and other corporate expenses, including business development. Selling, general and administrative costs increased by $361,118, to $3,524,078 for the year ended December 31, 2004 as compared to $3,162,960 for the year ended December 31, 2003, a 11% increase. This increase is primarily attributable to an increase in salary expense, factoring expense, and setting up a reserve for uncollectible AR of $178,541.

Interest expense was $12,865 during the year ended December 31, 2004 as compared to the year ended December 31, 2003 was $0. The $12,865 interest expense is in regards to the June 2004 Convertible Debentures.

Our net ordinary loss from operations was $2,951,409 for the year ended December 31, 2004 as compared to a loss from operations of $2,520,989 for the year ended December 31, 2003, an increase in ordinary loss of $430,420. The increase in net ordinary loss from operations was primarily attributable to an increase in the issuance of common stock for services.

Our net loss for the year ended December 31, 2004 was $(819,901) as compared to $2,520,972 in net loss for the year ended December 31, 2003. The reduction in net loss resulted from a one time adjustment to our financial statements in the amount of ($2,166,803) made as a result of the finalization of the Corporate Media Group, Inc. bankruptcy, which allowed us to remove its net liabilities from our consolidated financial statements.

Going Concern

Our financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. During the year ended December 31, 2004 and the six months ended June 30, 2005, we incurred net operating losses of $819,900 and $1,032,001, respectively. These factors, among others, raise substantial doubt about our ability to continue as a going concern.

Relief from continuing losses must come from combining increased sales and sales revenue, with the reduction of costs of production and efficiency in production. We will continue to more closely monitor our product inventory size, and maintain reduced levels of inventory through, when necessary, the marketing of inventory-reduction-sales. During these sales opportunities, primary distributors and customers can realize increased savings through bulk purchase of inventory. These sales will likewise, periodically improve sales revenue. The opportunity for inventory reduction sales can in part be promoted at times new titles have been licensed and placed into production, thus supporting a fresh inventory of products for distribution and sales.

To improve net margins, it will be necessary for the Company to improve its efficiencies in production. Management believes that this can best be achieved by continuing to upgrade the duplication technology utilized in its production facility. Management believes that the improved production efficiencies will outweigh the costs of technology upgrades. The Company continues to allocate in its quarterly budgets modest capital expenditures specifically for technology and equipment improvements. With each improvement in technology and equipment, management believes that the Company is able to reduce the per unit labor costs for its products. The savings in labor are intended to either be reallocated for the development of new products or eliminated as excess labor and overhead. An ancillary benefit for improved technology and equipment, as well as possible allocation of labor savings to new product production, is that marketing and sales can be provided newer and expanded product lines for presentation to distributors and customers.

There is no certainty that any one or more of these actions can be timely accomplished, will in fact occur, or will provide the anticipated benefit to improvement to net operating revenue.

Liquidity And Capital Resources

At June 30, 2005 we had cash or cash equivalents of $13,274 on hand as compared to $0 in cash or cash equivalents at December 31, 2004. Our primary source of cash during the six month period ended June 30, 2005 consisted of revenues from sales of our products and a loan of $820,000. Our primary sources of cash during the year ended December 31, 2004 came from revenues earned from the sale of our products, our factoring arrangement and the sale of our securities. During 2002, the Company entered into an asset based line of credit factoring agreement with Langsam Borenstein Partnership. Pursuant to this agreement, we sell selected accounts receivable to Langsam Borenstein Partnership in the face amount of no less than $5,000 per month. Langsam Borenstein Partnership charges a varying commission on each invoice sold, depending on the number of days payment is outstanding. The commission may vary from 4% to 10%. This agreement has no set term and may be cancelled by either party on notice to the other. As part of this transaction, we granted to Langsam Borenstein a security interest in our assets, including our receivables. This security interest is subordinate to the security interest granted to the holders of our 6% Convertible Debentures. The Company engaged in a transaction in June of 2004 whereby $290,000 in convertible notes with warrant coverage were sold to various investors. All of our assets have been pledged to two creditors. At December 31, 2004 we had a net ordinary loss from continuing operations of $2,938,544, and a total net loss of $(819,901).

Net cash used in operating activities was $(734,394) for the quarter ended June 30, 2005 as compared to net cash used by operating activities of $136,427 for the quarter ended June 30, 2004. Net cash provided by operating activities during the year ended December 31, 2003 was $196,432 as compared to $(58,248) of net cash used in operating activities during the year ended December 31, 2004, a decrease of $254,680.

Net cash used by investing activities was $92,632 during the six months ended June 30, 2005 as compared to $51,463 net cash used by investing activities during the six months ended June 30, 2004. The funds were used for the purchase of audio masters requiring expenditures for studio time and voice talent. Net cash used in investing activities totaled $318,098 for the year ended December 31, 2004 as compared to net cash used in investing activities in the amount of $28,981 for the year ended December 31, 2003. Cash was used for the purchase of audio tape and CD stock for master recordings and for studio time and voice talent during the fiscal year ended December 31, 2004.

Net cash provided by financing activities during the six months ended June 30, 2005 was $838,944 as compared to net cash provided by financing activities in the amount of $157,100 for the six months ended June 30, 2004.

Net cash provided by financing activities totaled $40,944 for the year ended December 31, 2003 as compared to net cash provided by financing activities totaling $341,912 for the year ended December 31, 2004. The Company borrowed $257,311 on a Convertible Debenture; the balance of $84,601 was from the sale of common stock.

Our attainment of profitable operations is dependent upon our ability to license new titles cost-effectively, our ability to increase sales of our products and our ability to keep our expenses under control. We are attempting to increase our market share by selling not only to distributors, but also by selling directly to truck drivers and to independent truck stops. We have also attempted to reduce our costs by integrating audio and print graphic design, printing, duplication and packaging production. This was accomplished through changing the packaging for both CD and cassette format books so that the cover design and the casing were comprised as one single unit rather than two separate components.

By September 30, 2004, the operations of Action Media Group, LLC (doing business as “Coreflix”) were fully integrated with our operations in Albuquerque, New Mexico. Through the Coreflix name, we rent action sports DVD’s through the Coreflix website. During the 2004 fiscal year, Coreflix produced gross revenues of $11,024. Now that the Coreflix operations are fully integrated, we expect these revenues to increase.

We project that during 2005, the technology afforded by Coreflix’ operations will provide us with the opportunity to cost-effectively expand the distribution of our audio library products. Specifically, our goal is to expand the purchase of our existing audio product assets by offering online/web sales and eventually modifying this same sight to offer downloading of these traditional cassette and CD audio products. If we are successful in implementing this plan, and overcome security and potential counterfeiting concerns, we expect margins on these sales to be greater than sales made to distributors. These downloadable products, from existing library assets, would be a B2C transaction. This expansion would represent improved utilization of existing Company assets, technology, and personnel.

The Company continues to seek methods to reduce expenses. The 2nd quarter’s redesign of cassette tape packaging, produced in the 3rd quarter a reduction in costs for raw materials and labor required to assemble, package, and ship our products. Additionally, changing the CD raw material supplier produced a higher product quality and a labor savings through reduction of product duplication-production time. The Company also prints all products through the use of high speed, high resolution laser printing equipment. These cost savings should continue to benefit the Company in the future.

Marketing initiatives by the Company during 2004 increased sales in those targeted efforts. With improved inventory control, the Company has been able to provide targeted promotional sales incentives to its primary wholesale distribution network. Excess aging inventory was offered at reduced pricing to these wholesalers. These promotional activities periodically improved sales and revenue. The Company’s “800” number call in sales decreased from $66,735 in 2003 to $51,423 in 2004 due to the increased focus on reduction of aging inventory. The Company anticipates that the telemarketing, email blasts and direct mail efforts should improve sales in 2005.

Sales personnel generated improved results from two primary customers in the core industry sector served by the Company. During the 3rd quarter of 2004 we entered into an agreement with The News Group (TNG). TNG operates in 10 major regions across North America, which customer network includes the Army and Air Force Base Exchange Systems, as well as national networks of truck stops, convenience marts, and retail drug stores. In August 2004, TNG placed its initial monthly order of approximately $7,000. Additionally, during 2004, the Company’s largest customer, Audio Adventures, Inc., purchased product at a higher rate than in 2003. During the 2004 fiscal year, Audio Adventures ordered product totaling $237,174 as compared to product orders of $67,663 in 2003.

Effective August 26, 2004 we implemented a 40:1 reverse stock split which was approved by our stockholders on January 30, 2004. This action was taken due to the belief that the sub-penny per share price was an ongoing hindrance to qualified investor review of our business, and subjected our common stock to downward volatility. Effective August 26, our stock ticker symbol was changed to APBI.

While our business plan is not reliant upon the acquisition of related businesses, we continue to consider such acquisitions. Due to our extremely tight cash flow, any such acquisition would have to be made by using shares of our common stock. We are not presently engaged in any negotiations with, nor do we have any commitments to, any person or entity to acquire any business or assets.

During the next 12 months we will finance our operations primarily through revenues from sales of our products although, if our revenues are inadequate, we will be required to seek additional funds through sales of our securities or from related party loans. The Company is in discussion with various financing sources to provide financing for the Company in the near future, however we cannot guarantee that we will be successful in raising additional capital when we need it. If we need money for our operations but we are not successful in generating sufficient revenues, raising money through the sale of our securities or borrowing money, we may be required to significantly curtail, or to cease, our operations.

On April 1, 2005, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $10 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay us 95% of the lowest volume weighted average price of our common stock as quoted by Bloomberg, LP on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the notice date. Cornell Capital Partners will also retain 10% of each advance under the Standby Equity Distribution Agreement. Cornell Capital Partner’s obligation to purchase shares of our common stock under the Standby Equity Distribution Agreement is subject to certain conditions, including our obtaining an effective registration statement for shares of common stock sold under the Standby Equity Distribution Agreement and is limited to $250,000 per weekly advance.
On April 1, 2005, we entered into a Promissory Note with Montgomery Equity Partners, Ltd. in the principal amount of $820,000. The Note has an annual interest rate equal to 24%. Contemporaneously with the execution of the Note, Americana and Montgomery entered into a Security Agreement and a Pledge Agreement. Americana received $375,000 of the principal amount of the Note on April 1, 2005 and did receive the remaining principal balance of $445,000 on May 18, 2005. The Note is secured by all of our assets pursuant to the Security Agreement. In connection with the Note, we issued to Montgomery a warrant to purchase 375,000 shares of our common stock for a period of three (3) years at an exercise price equal to $0.001. We granted registration rights on the shares of common stock underlying the warrant. We will pay Yorkville Advisors Management, LLC a commitment fee equal to 10% of the gross proceeds of each of the above-referenced closing traunches. In addition, we paid to Yorkville Advisors Management, LLC a non-refundable structuring fee equal to $10,000, which was deducted from the proceeds from the first closing traunches. Pursuant to the terms of the Note, we had previously paid Yorkville Advisors Management, LLC a non-refundable due diligence fee equal to $2,500. Currently, we are in default under this Promissory Note due to the nonpayment in full of the July and August 2005 interest payments. Americana will not use any proceeds that it may receive under the Standby Equity Distribution to repay Montgomery Equity Partners, Ltd. any amounts owed under a secured promissory note as long as Montogomery Equity Partners, Ltd. holds such secured promissory note.

During 2002, we entered into an asset based line of credit factoring agreement with Langsam Borenstein Partnership. Pursuant to this agreement, we sell selected accounts receivable to Langsam Borenstein Partnership in the face amount of no less than $5,000 per month. Langsam Borenstein Partnership charges a varying commission on each invoice sold, depending on the number of days payment is outstanding. The commission may vary from 4% to 10%. This agreement has no set term and may be cancelled by either party on notice to the other. As part of this transaction, we granted to Langsam Borenstein a security interest in our assets, including our receivables. This security interest is subordinate to the security interest granted to the holders of our 6% Convertible Debentures.

In September, October and November 2001 our director, Jerome Ruther, loaned us $100,000, $100,000 and $100,000, respectively. Each loan accrues interest at the rate of 30% per year. Interest is to be paid monthly and principle is to be paid one year from the date of the loan. This obligation is currently in default, as no payments of principle or interest have been paid toward this obligation. To date, no demand for payment or attempt to collect this obligation has been made by Mr. Ruther. Payment of each of these obligations is secured with 500,000 pre-split shares of our common stock.

In December 2001 our Chief Financial Officer and director, Don White, loaned us $10,000. The loan accrues interest at the rate of 30% per year. Interest is to be paid monthly and principle is to be paid one year from the date of the loan. This obligation is currently in default, as no payments of principle or interest have been paid toward this obligation. To date, no demand for payment or attempt to collect this obligation has been made by Mr. White. Payment of this obligation is secured with 100,000 pre-split shares of our common stock.

A shareholder loaned us $50,000, $2,500 and $25,000 in September 2002, November 2002 and December 2002, respectively. These loans accrue at an interest rate of 6%. The Company is currently making payments of $500.00 per month.

We entered into a Securities Purchase Agreement, as of April 1, 2002, with a number of investors who agreed to purchase an aggregate of $200,000 in principal amount of our 12% senior secured convertible debentures, which were to mature on April 2003. Together with such debentures, the investors were also issued Class A warrants and Class B warrants. This agreement was restructured on June 15, 2003. Pursuant to the restructuring agreement, the principal amount of the debentures was increased to $337,195, the interest rate of the debentures was reduced to 6% and is paid quarterly and the due date of the debentures was extended until June 15, 2005. Payment of the debentures is secured by our assets. As a result of a missed payment, the interest rate on the debenture was increased on August 21, 2003 from 6% to 18%. As of December 31, 2004 an approximate balance of $185,000 remained, the difference of which was converted to common stock during the course of 2004 at varying prices. George Lovato, Jr., David Poling, Jay Simon and Don White, directors of the Company, made a loan of $10,000 each for a total of $40,000 to the Company in February 2005. It is anticipated that these loans will be repaid as soon as funds are available.

Relief from continuing losses must come from combining increased sales and sales revenue, with the reduction of costs of production and efficiency in production. We will continue to more closely monitor our product inventory size, and maintain reduced levels of inventory through, when necessary, the marketing of inventory-reduction-sales. During these sales opportunities, primary distributors and customers can realize increased savings through bulk purchase of inventory. These sales will likewise, periodically improve sales revenue. The opportunity for inventory reduction sales can in part be promoted at times new titles have been licensed and placed into production, thus supporting a fresh inventory of products for distribution and sales.

To improve net margins, it will be necessary for the company to improve its efficiencies in production. This can best be achieved by continuing to upgrade the duplication technology utilized in its production facility. The improved production efficiencies will outweigh the costs of technology upgrades. The company continues to allocate in its quarterly budgets modest capital expenditures specifically for technology and equipment improvements. With each improvement in technology and equipment, the company is able to reduce the per unit labor costs for its products. The savings in labor are intended to either be reallocated for the development of new products or eliminated as excess labor and overhead. An ancillary benefit for improved technology and equipment, as well as possible allocation of labor savings to new product production, is that marketing and sales can be provided newer and expanded product lines for presentation to distributors and customers.

There is no certainty that any one or more of these actions can be timely accomplished, will in fact occur as intended, or will provide the anticipated benefit to improvement to net operating revenue.

Recently Issued Accounting Pronouncements

In December of 4 the Financial Accounting Standard Board (“FASB”) revised SFAS #123.

This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This Statement does not change the accounting guidance for share-based payment transactions with parties other than employees provided in Statement 123 as originally issued and EITF Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” This Statement does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, Employers’ Accounting for Employee Stock Ownership Plans.

Americana does not expect adoption of SFAS #123 to have a material impact, if any, on its financial position.

In November of 2004 the Financial Accounting Standards Board (“FASB”) issued SFAS #151, an amendment of ARB No. 43.

This Statement amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that “. . . under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and re-handling costs may be so abnormal as to require treatment as current period charges. . . .” This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities.

Americana does not expect adoption of SFAS #149 to have a material impact, if any, on its financial position or results of operations.

In December of 2004 the Financial Accounting Standards Board (“FASB”) issued SFAS #152, an amendment of FASB Statements No. 66 and 67.

This Statement amends FASB Statement No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, Accounting for Real Estate Time-Sharing Transactions. This Statement also amends FASB Statement No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2.

Americana does not expect adoption of SFAS #150 to have a material impact, if any, on its financial position or results of operations.

In December of 2004 the Financial Accounting Standards Board (“FASB”) issued SFAS #153, an amendment of APB Opinion No. 29.

The guidance in APB Opinion No. 29, Accounting for Non-monetary Transactions, is based on the principle that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. This Statement amends Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non- monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange.

DESCRIPTION OF BUSINESS

Our Business

From October 1996 until April 1997, our predecessor operated as a development stage division of B.H. Capital Limited, engaging in publication design research, industry and competition research and demographic research. B.H. Capital Limited is an entity whose principal and sole owner is George Lovato, Jr., our chairman, Chief Executive Officer and President. We were incorporated under the laws of the State of Colorado on April 17, 1997.

We are a multi-media publishing company and wholesale product provider to media distributors. We believe that consumers today desire audio books, e-books, CD-ROMs or a downloadable digital file in addition to traditional print books. We believe that of the approximately 17,000 publishers in the United States, many are unable to, or choose not to, publish manuscripts in alternative formats. We publish and sell audio books, print books and electronic books in a variety of genres, including mystery, western, personal development, spiritual and children’s publications.

Books are selected for publication based on information that we receive from book buyers and from our network of wholesale distributors. We receive manuscripts from independent authors, as well as from publishing houses.

We license the manuscripts we publish either directly from the author or from the publishing house. We normally pay a royalty of 10% on the proceeds of the books we sell. License agreements may also require an advance royalty deposit, in a range of $250 to $500 per title licensed. The average term for a license agreement is five years. At the end of 2004, we held license rights to approximately 160 titles.

Sales are generated through telemarketing, direct mail and through industry contacts by our employees. Approximately 87% of our sales come from the placement of our products in truck stops. Our products are placed through a network of industry sector distributors who purchase the products from us wholesale. Our products are also sold directly to bookstores and libraries, primarily through telemarketing, and to businesses and consumers via the Internet, through our website, americanabooks.com. Approximately 10% of our sales are generated by telemarketing and the remaining 3% of our sales are generated via our website. We also publish a catalog of our audio books that we update regularly, which is provided to potential wholesale book buyers, bookstores and libraries on a regular basis. Sales that result from our catalogue mailings are not tracked separately but are included in our computation of sales resulting from telemarketing.

Audio Books

We currently offer more than 600 audio book titles. We publish our audio books on both cassette-tape and CD format. During the 2004 fiscal year we published 117 of our audio titles in both cassette-tape and CD format, 140 titles solely on cassette tape, and 80 titles solely on CD, the remaining 263 titles have been published but are currently back listed titles. We expect that consumer demand for books will continue to shift from cassette tape to CD format.

During the 1st quarter of 2005, we redesigned our website to allow consumers to rent audio books in CD format. We expect this as well as other enhancements to our website to add to our product revenue streams. We continue to make available an “Audio Book Sampler Tape” that highlights the first two minutes of thirty of our audio books, enabling a listener to get a flavor for the books. During 2004, we re-edited the “Sampler Tape” to include new selections that display the broader range of titles we now offer. We began providing the new “Sampler Tape” in 2005.

Audio book sales in the United States are primarily made through wholesale distributors. These distributors include BARJAN, KSG, UAV, TNG, and AUDIO ADVENTURES. This group of distributors place our products in regional and national truck stop “chains” that include FLYING J, LOVE’S, SAPP BROTHERS, TRAVEL CENTERS OF AMERICA, and PILOT. In this industry sector, our products are present in over 850 retail outlets serving the trucking and travel industry. While we are not dependent on any single distributor, if we were to lose two or more of these distributors, without replacing them with another outlet source, it would have a material adverse impact on our revenues and results of operations. During the year ended December 31, 2004, these five major customers represented 29%, 20%, 13%, 5% and 5% of our net sales, respectively.

In addition to this wholesale distribution network, our books are sold to approximately 17,000 retail stores and approximately 5,000 libraries. To obtain greater market exposure and sales penetration, we have customer database and order processing agreements with Baker and Taylor, Advanced Marketing Services, Ingram Book Company, Anderson News Company, Books-A-Million/American Wholesale Book Company, Barnes and Noble, BJ’s, Brodart Company, Hastings, Lodes Tone, Penton Overseas, Professional Media, and Recorded Books. Pursuant to these database and order processing agreements, the wholesalers or retailers who are parties to the agreements include our titles in their listings of available inventory and we include their titles in our listings of available inventory.

During the fiscal year ended December 31, 2004, audio books in both cassette tape and CD formats accounted for 99.1% of our sales revenues. We duplicate, package and ship our audio book products in-house. Our duplication equipment allows us to reduce cost while increasing efficiency and speeding up delivery time. We leased and purchased this equipment in the 1st quarter of 2004.

Print Books

During 2004, we added two more print books: Hiding Under the Table and Missing Marlene. The Company has published 8 print books, however six print books the Company no longer owns the rights to. The current print books only account for approximately $2,000 in sales.

Electronic Books

During 2005 we plan to offer books that may be downloaded from our website, although there is no assurance that we will accomplish this goal since we have not yet developed software that will protect these products from unauthorized duplication. For that reason, we have not, to date, promoted these titles nor made them available for purchase. We currently have 15 books that will be available electronically. There were no sales of electronic books during the 2004 fiscal year.

Coreflix

During the third quarter of the 2004 fiscal year, we acquired the operations and assets of Action Media Group, LLC (doing business as Coreflix) in consideration of 6,000,000 of our pre-split common shares.. Coreflix rents action sports DVDs from its website. The acquisition of these assets will diversify our product offerings and, we believe, expand our customer base. During the quarter ended September 30, 2004, we retained the services of Mr. Ben Padnos to assist our employees with integrating the Coreflix operations. Mr. Padnos continues to render these services to us.

Competition

At this time we do not represent a significant competitive presence in the audio book publishing and selling industry. We are seeking to raise our profile in a number of ways, including giving higher visibility to lesser known authors, providing easier ways to find products on our website by use of our specially designed search engine, providing faster delivery of products sold, and providing competitive pricing whenever possible.

Nonetheless, since we began to sell to the truck stop market in 2003, we have established wholesale distribution-customer contracts with key distributors, including BarJan, Audio Adventures, UAV, TNG, and KSG. We believe that we are now recognized in the truck stop market as one of the significant suppliers of the audio products purchased.

We currently publish series works by authors Barry Sadler, Jerry Ahern, Axel Kilgore, Jeffrey Lord, Dana Fuller Ross, Donald Clayton Porter, Matthew S. Hart, Hank Mitchum, Michael D. Cooper, Louis Tridico, William W. Johnstone, Erick Neilson, Brian Lutterman, Paul Dengelegi, and Mack Maloney.

Government Regulation

In general, other than state or local licensing laws, our business is not subject to government regulation. Because most of our telemarketing is targeted to other businesses, the “National Do Not Call Registry” has not had a significant effect on us. Also, because the percentage of sales we make via the Internet is so low, we do not believe that legislation taxing Internet sales, or regulating email solicitations or otherwise regulating Internet commerce will have a material adverse impact on our business.

Employees

As of August 15, 2005, we employed 15 full time employees.

Description Of Property

Our principal offices are located at 303 San Mateo NE, Suite 104A, Albuquerque, New Mexico 87108. The premises are leased and the condition of the premises is good. The original lease was for a term of 3 years. Upon the expiration of the original term in December 2001, we began to lease the premises on a month-to-month basis. The rent is $3,000 per month. These offices are primarily utilized for administration, accounting, and marketing.

We lease additional office and warehouse space located at 142 Truman Street, Albuquerque, New Mexico. The term of the lease is a month to month tenancy, accruing rent at the rate of $5,000 per month. This larger facility is utilized for graphics design, production-duplication of cassettes and CDs, packaging and shipping, web service, and sales support.

Both the building in which our principal office is located and the building in which the additional office and warehouse space is located are owned by entities owned and controlled by our President and Chief Executive Officer, George Lovato, Jr.

Legal Proceedings

On December 19, 2003, a complaint was filed against us by Challenge Printing in the State District Court of Minnesota. The complaint sought payment in the amount of $38,067 for services rendered to our subsidiary, Corporate Media Group, Inc. During the 4th quarter of 2004, our Minnesota counsel resolved the previously reported litigation brought by Challenge Printing, as vendor to the former subsidiary known as Corporate Media Group, Inc. (CMG). The matter was resolved by mediation, and a negotiated settlement. As part of the resolution, the plaintiff returned to us 86,517 pre-split shares of our common stock and we agreed to pay Challenge $15,000. As of April 1, 2005 we paid all amounts due and this matter is closed.

On July 9, 2004, a complaint was filed against us by ABF Freight System, Inc. in the Second Judicial District Court of New Mexico. The complaint sought payment in the amount of $10,537.07 for services rendered to the Company. During the 4th quarter of 2004, our New Mexico counsel resolved the previously reported litigation brought by ABF Trucking for collection of a disputed vendor account. The matter was resolved by negotiated settlement amount and stipulated payment to occur over a six month period in the amount of $1,500 per month. As of April 1, 2005 we paid all amounts due and this matter is closed.

During the 3rd and 4th quarters of 2004, on appeal to the Federal District Court for the Eastern District, State of Tennessee, we secured a reversal of a decision made by the Bankruptcy Court in the CMG bankruptcy and related adversarial proceedings brought by Richard and Susan Durand. This order set aside the Bankruptcy Court’s finding of a default against us. We filed an answer to the Complaint and we have filed a counterclaim against both Richard Duran and Susan Durand for breach of contract and fraud. We are also asking the Federal District Court to either dismiss the proceeding filed there, or in the alternative to abstain from the matter, based upon the fact that in 2002 we filed an action in the District Court of Bernalillo County, New Mexico against Richard Durand and Susan Durand for breach of contract and fraud, which claims are identical to the claims subsequently brought in the Tennessee federal court. For all matters involving Durand and Americana, respective counsel are in final settlement discussions, with the expectation that all claims will be dismissed without judgment or liability of any nature, with each party paying their own and separate costs, during the second quarter of 2005.

During 2004, New Mexico counsel resolved and otherwise paid the previously reported, Metropolitan Court (Small Claims Court), Bernalillo County, New Mexico matters against vendors/suppliers: Rex Burns (royalty dispute), and Left Field Designs (graphics services dispute). Plaintiffs Burns and Left Field sought payment of alleged vendor account balances. These matters were handled in Metropolitan Court for disputes on matters involving less than $10,000. These claimed amounts have been paid and these matters are settled.

During 2004, New Mexico counsel continues in the normal course of business and Court scheduling to handle the District Court, Bernalillo County, New Mexico disputed matter previously disclosed, known as WBX (raw materials dispute). Americana has filed its Counter Claim for damages. The matter awaits the Court’s scheduling process.

During 2004, New Mexico counsel continues in the normal course of business and Court scheduling to handle the Metropolitan Court (Small Claims Court), Bernalillo County, New Mexico disputed matter known as Duel Jamieson (voice talent dispute). We settled this matter by paying $350 to Mr. Jamieson.

Our New Mexico counsel will handle a demanded account from Demand Printing (print materials dispute). We terminated this vendor account in November 2004 for non-performance and intend to seek recovery for compensatory and consequential damages incurred. Currently, neither party has initiated litigation for recovery of accounts or damages. Demand Printing’s claim for unpaid account balance is for less than $10,000.

On December 14, 2004 the law firm of Hagerty, Johnson, Albrightson & Beitz, P.A. filed a claim against us in the Conciliation Court of Hennepin County, Minnesota. The plaintiff sought $6,597 for unpaid legal fees. We settled the action in February 2005 by paying the plaintiff $6,597 during March, 2005.

On January 20, 2005, a proceeding was initiated before the American Arbitration Association by Tew Cardenas LLP in behalf of the claimant, TheSubway.com, Inc. The arbitration Claimant is seeking $42,009 in performance fees allegedly owed by us. We are vigorously contesting the claim. Preliminary hearings have been held by telephone conference on or about March 24, 2005. The American Arbitration Association has set June 27, 2005 as the hearing date before the designated Arbitrator.

Other than these reported actions and resolutions, we know of no pending nor threatened litigation as of August 15, 2005.

MANAGEMENT

Officers And Directors

The following table sets forth the names, ages, and titles of each of our directors and executive officers and employees expected to make a significant contribution to Americana.

Name	Age	Position
George Lovato, Jr.	48	CEO/Chairman/President
Don White	54	Director/CFO/Vice President
David Poling	75	Director/Vice President
Jay Simon	45	Director/Secretary/Treasurer
Jerome Ruther	70	Director
Lowell S. Fixler	70	Advisor to the Board
Philippe de La Chapelle	62	Advisor to the Board

All Directors of the Company will hold office until the next annual meeting of shareholders of the Company or until their successors are duly elected and qualified. None of our Directors, nor our outsider Advisors, currently receive any form of cash compensation for their participation on the Company’s Board of Directors. At the chairman’s discretion he may award stock and/or stock options to the Directors in lieu of cash compensation for services rendered.

The officers of the Company are appointed by the Board of Directors at the first meeting after each annual meeting of the Company’s shareholders, and hold office until their death, or until they shall resign or have been removed.

Director, Jay Simon is married to our CEO’s sister.

No individual on our Board of Directors possesses all of the attributes of an audit committee financial expert and no one on our Board of Directors is deemed to be an audit committee financial expert. In forming our Board of Directors, we sought out individuals who would be able to guide our operations based on their business experience, both past and present, or their education. We recognize that having a person who possesses all of the attributes of an audit committee financial expert would be a valuable addition to our Board of Directors, however, we are not, at this time, able to compensate such a person therefore, we may find it difficult to attract such a candidate.

Biographical Information

George Lovato, Jr.

Mr. Lovato is the founder of Americana and has been a Director, Chairman and President since the Company’s inception. Over the past 15 years Mr. Lovato has acquired extensive management experience with startup companies, corporate finance, computer system and software development, international trade and relations, strategic planning, and sales and marketing development. Mr. Lovato has rendered services to companies engaged in business management, public relations, advertising, corporate finance, agriculture, automotive industry consulting, travel, auto rental and leasing, and insurance.
Mr. Lovato was educated in New Mexico. He is the principal and sole owner of B. H. Capital Limited, a merchant banking and corporate finance consulting enterprise located in Albuquerque, New Mexico with branch offices in New York, Colorado and Houston, Texas.

Don White

Mr. White is a Director, Vice President and Chief Financial Officer of Americana. Mr. White is a CPA in Houston, Texas, and has operated an accounting practice for over 20 years. Mr. White was educated at Sam Houston State University and received his degree in accounting in 1972. Mr. White has broad expertise in the development of market value financial statements. He currently advises the Company on general financial matters and corporate development and oversees the audit and acquisition committees. Mr. White fulfills the duties and responsibilities of the Company’s Chief Financial Officer, as necessary. Mr. White has served as a director and as Vice President of the Company since its inception.

Dr. David Poling

Dr. Poling is a Director and Vice President of Americana. He is also Chairman of Sierra Publishing Group, the author of a dozen books and a nationally syndicated columnist whose column is published in 600 newspapers. Formerly, Dr. Poling was in charge of The Christian Herald, a publication with a half million monthly circulation. Dr. Poling is also the President of the Family Bookshelf, the largest religious book club in the United States. Dr. Poling is a Presbyterian clergyman educated at College of Wooster, Ohio and Yale University. Dr. Poling has served on the board as a Director and as a Vice President since the Company’s inception.

Jay Simon

Mr. Simon is a Director and Secretary/Treasurer of Americana. Mr. Simon graduated from the University of New Mexico in 1986 with a BS in Pharmacy. Mr. Simon is currently the Chief Operating Officer of Global Medical Solutions, Ltd. Formerly, Mr. Simon was the Vice President of International for Syncor. Mr. Simon is nuclear pharmacist and has been involved in nuclear medicine and business operations for over 20 years. Mr. Simon has served as a Director and as the Company’s Secretary/Treasurer since its inception.

Jerome Ruther

Mr. Ruther is a Director of the Company. Mr. Ruther graduated from Northwestern University in 1954 with a degree in accounting. Later Mr. Ruther attended Northwestern University Law School, graduated, and engaged in the legal profession for approximately 20 years. Mr. Ruther has had business experience with various media businesses and real estate developments. He was also a controlling shareholder of Sunset Productions, Inc., an audio book production company. Mr. Ruther has been a Director of the Company since January 2001.

Lowell S. Fixler, Advisor To The Board Of Directors

Mr. Fixler graduated from Northwestern University in 1954. Mr. Fixler was president and controlling shareholder of Needlecraft Corporation of America, which was purchased by Quaker Oats Co. After its purchase by Quaker Oats Co., Mr. Fixler remained as president of the division. Mr. Fixler has been an investor in various start-up companies and in numerous business enterprises.

Philippe De La Chapelle, Advisor To The Board Of Directors

Mr. de La Chapelle formerly was the Managing Director of Hill Thompson Capital Markets, Inc., an investment banking firm founded in 1932. Mr. de La Chappell specializes in the development of United States and offshore corporate finance opportunities. A graduate of Georgetown Law School, he has been international counsel for W.R. Grace and Co. Currently, he is providing corporate finance consulting services through HT Capital.

Director’s Compensation

The directors have received shares of restricted common stock as compensation for their services as set forth in the attached summary compensation table.

Code of Ethics

We have adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Such code of ethics will be provided to any person without charge, upon request, a copy of such code of ethics by sending such request to us at our principal office.

Executive Compensation

Summary Compensation Table

The following table shows the compensation paid over the past three fiscal years with respect to: (i) the Company’s President as of the end of the 2004 fiscal year; (ii) the four other most highly compensated executive officers (in terms of salary and bonus) serving at the end of the 2004 fiscal year whose annual salary and bonus exceeded $100,000; and (iii) up to two additional individuals who would be in category (ii) but for the fact that the individual was not serving as an executive officer of the Company at the end of the last completed fiscal year (the “named executive officers”):

					LONG-TERM COMPENSATION
		ANNUAL COMPENSATION			AWARDS	PAYOUTS
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation	Restricted Stock Award(s)	Securities Underlying Options ($)	LTIP Payouts SARs(1)	All Other Compensation

George Lovato	2004	0	0	0	569,000	0	0	0
CEO/Director	2003	0	0	0	5,700(2)	0	0	0
	2002	604,520(3)	0	0	35,000	0	0	0

Jay Simon	2004	0	0	0	23,000	0	0	0
Sec/Treas/Director	2003	0	0	0	0	0	0	0
	2002	0	0	0	0	0	0	0

David Poling	2004	0	0	0	76,750	0	0	0
V. President/Director	2003	0	0	0	500(4)	0	0	0
	2002	140,000(5)	0	0	17,500	0	0	0

Jerome Ruther	2004	0	0	0	59,000(6)	0	0	0
Director (2)	2003	0	0	0	0	0	0	0
	2002	0	0	0	0	0	0	0

Don White	2004	0	0	0	151,000	0	0	0
CFO/Director	2003	0	0	0	3,200(7)	0	0	0
	2002	420,583(8)	0	0	17,500	0	0	0
___________________________________

(1)	No SARs were granted or exercised by any named executive officer in any of the last three fiscal years.
(2)
During the 2003 fiscal year we issued 285,000 shares of our common stock, having a value of $5,700, to Mr. Lovato. The value of the stock was computed using the closing price on December 31, 2003, of $0.008 per share. The restricted stock award vested on the date of the grant.

(3)	The amount also includes $577,520, paid with 8,250,292 shares of common stock issued in lieu of cash compensation for services rendered
(4)
During the 2003 fiscal year we issued 25,000 shares of our common stock, having a value of $500, to Mr. David Poling. The value of the stock was computed using the closing price on December 31, 2003, of $0.008 per share. The restricted stock award vested on the date of the grant.

(5)	The amounts also include $140,000, paid with 2,000,000 shares of common stock issued in lieu of cash compensation for services rendered.
(6)	Amounts paid to Mr. Ruther were paid for services performed for the Company in conjunction with the creation of our audio books division.
(7)
During the 2003 fiscal year we issued 160,000 shares of our common stock, having a value of $3,200, to Mr. Don White. The value of the stock was computed using the closing price on December 31, 2003, of $0.008 per share. The restricted stock award vested on the date of the grant.

(8)	The amounts also include $406,000, paid with 5,800,000 shares of common stock issued in lieu of cash compensation for services rendered.

No stock options were granted or exercised by any executive officer during the fiscal year ended December 31, 2004.

On January 1, 1999, Americana entered into an employment agreement with Mr. George Lovato, its President. The term of the agreement is one year, but the agreement may automatically be renewed each year for a period of three years unless either party elects to terminate it. Mr. Lovato is to receive compensation at the rate of $250,000 per year or 5% of our gross revenue, whichever is greater. Mr. Lovato will not receive any deferred compensation from Americana. Americana may not terminate the agreement if Mr. Lovato becomes disabled, ill or incapacitated. If Mr. Lovato dies during the term of employment, the Company must pay his estate the sum of $500,000 in fifty monthly installments of $10,000 each. Subject to certain events, including the sale of substantially all of our assets to a single purchaser and bankruptcy, among others, the Company may terminate the agreement upon 90 days written notice if it pays Mr. Lovato the sum of $500,000 in twelve consecutive monthly installments. Americana may terminate the agreement with cause with twelve months written notice. During the notice period, the Company must continue to pay Mr. Lovato the full amount of his compensation. Mr. Lovato will also receive a severance allowance of $250,000 made in twelve consecutive monthly installments beginning on the date of termination. Mr. Lovato may terminate his employment upon twelve months written notice to Americana.

Mr. Don White is paid $3,000 per month for his services as Chief Financial Officer. On November 1, 1999 we entered into an employment agreement with Mr. White. The agreement may be terminated for cause or on 90 days written notice. The agreement may not be terminated if Mr. White becomes disabled. If termination occurs due to certain corporate events, such as a sale of substantially all of our assets, the purchase of our stock in a transaction meant to take us “private”, the termination of our business or the liquidation of our assets, or other enumerated events, we will be required to pay Mr. White the sum of $500,000 which may be paid in 12 consecutive monthly installments. If we terminate Mr. White’s employment for cause, we will be required to pay him a severance payment of $250,000, which may be paid in 12 consecutive monthly installments. Mr. White may terminate his employment by giving us 12 months notice. If he terminates his employment, we will be required to pay Mr. White a severance payment of $250,000, which may be paid in 12 consecutive monthly installments.

Directors

Our Board of Directors currently consists of 5 seats; however up to 9 may be elected to serve on the board. Directors serve for a term of one year and stand for election at our annual meeting of stockholders. Pursuant to our Bylaws, a majority of directors may appoint a successor to fill any vacancy on the Board of Directors.

Committees

The Board of Directors has set up three committees as part of the compliance with new reporting regulations that were enacted under the Oxley-Sarbanes Act. The following is a list of committees that are presently active and staffed by independent directors of the company.

COMMITTEE	MEMBERS
Audit Committee	Don White, David Poling and Jay Simon
Compensation Committee	David Poling and Don White

The Board of Directors has determined that Mr. Simon is an Audit Committee financial expert and that he is “independent” under the Securities Exchange Act of 1934.

Compliance With Section 16(a) Of The Securities Act Of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities to file with the Securities and Exchange commission initial reports of ownership and reports of changes in ownership of Common Stock and other of our equity securities. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us copies of all Section 16(a) forms they file.

Based on available information, we believe that all filings with respect to Section 16(a) are current.

The following table contains information regarding options granted during the year ended December 31, 2004 to Americana’s named executive officers.

OPTION/SAR GRANTS TABLE

NAME	NO. OF SECURITIES UNDERLYING OPTIONS/SAR’S GRANTED (#)	% TOTAL OPTIONS/SAR’S GRANTED TO EMPLOYEES IN YEAR ENDED DECEMBER 31, 2003 (%)	EXERCISE OR BASE PRICE ($ PER SHARE)	EXPIRATION DATE
George Lovato CEO/Director	—	—	—	—
Jay Simon Secretary/Treasurer/Director	—	—	—	—
David Poling Vice President/Director	—	—	—	—
Don White CFO/Director	—	—	—	—

NAME	NO. OF SECURITIES UNDERLYING OPTIONS/SAR’S GRANTED (#)	% TOTAL OPTIONS/SAR’S GRANTED TO EMPLOYEES IN YEAR ENDED DECEMBER 31, 2003 (%)	EXERCISE OR BASE PRICE ($ PER SHARE)	EXPIRATION DATE
George Lovato CEO/Director	—	—	—	—
Jay Simon Secretary/Treasurer/Director	—	—	—	—
David Poling Vice President/Director	—	—		—
Don White CFO/Director	—	—	—	—

The following table contains information regarding options exercised in the year ended December 31, 2004, and the number of shares of common stock underlying options held as of December 31, 2004, by Americana’s named executive officers.

AGGREGATED OPTIONS/SAR EXERCISES
IN LAST FISCAL YEAR AND
FISCAL YEAR END OPTIONS/SAR VALUES

	SHARES ACQUIRED ON EXERCISE	VALUE REALIZED	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS/SAR’S AT FY END (#)		IN THE MONEY OPTIONS/SAR’S AT FY END ($)
NAME	(#)	($)	EXERCISABLE	UNEXERCISABLE	EXERCISABLE	UNEXERCISABLE
George Lovato CEO/Director	—	—	—	—	—	—
Jay Simon Secretary/Treasurer/Director	—	—	—	—	—	—
David Poling Vice President/Director	—	—	—	—	—	—
Don White CFO/Director	—	—	—	—	—	—

Stock Option Grants In The Past Fiscal Year

We have not issued any grants of stock options in the past fiscal year to any officer or director.

PRINCIPAL STOCKHOLDERS

Security Ownership Of Certain Beneficial Owners And Management

The following table sets forth information about the beneficial ownership of our common stock as of August 15, 2005, by (i) each person who we know is the beneficial owner of more than 5% of the outstanding shares of common stock (ii) each of our directors or those nominated to be directors, and executive officers, and (iii) all of our directors and executive officers as a group.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Common Stock(1)
Directors and Executive Officers
Common Stock	George Lovato, Jr. 303 San Mateo, N.E. Suite 104A Albuquerque, NM 87108	7,301,547 shares Direct and Indirect	2.8%
Common Stock	Don White 303 San Mateo, N.E. Suite 104A Albuquerque, NM 87108	1,658,562 shares Direct and Indirect	*
Common Stock	David Poling 303 San Mateo, N.E. Suite 104A Albuquerque, NM 87108	1,106,062 shares Direct and Indirect	*
Common Stock	Jay Simon 303 San Mateo, N.E. Suite 104A Albuquerque, NM 87108	502,937 shares Direct and Indirect	*
Common Stock	Jerome Ruther 303 San Mateo, N.E. Suite 104A Albuquerque, NM 87108	4,384,655 shares Direct and Indirect	1.6%
Common Stock	All Directors and Executive Officers as a Group (Five Persons)	14,953,763 shares Direct and Indirect	5.7%
_____________

*	Represents less than 1%.

(1)
Applicable percentage of ownership is based on 258,687,674 shares of common stock outstanding as of August 15, 2005 together with securities exercisable or convertible into shares of common stock within 60 days of August 15, 2005 for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of August 15, 2005 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S
COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

Our common stock began trading on The National Association of Securities Dealers, Inc. Electronic Bulletin Board (the “OTC Bulletin Board) on November 8, 1999. Our ticker symbol is APBI. The following table represents the closing high and low bid information for our common stock during the last two fiscal years as reported by the OTC Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. The market for our common stock is sporadic.

2005	High	Low
First Quarter	$0.032	$0.009
Second Quarter	$0.032	$0.008

2004	High	Low
First Quarter	$1.00	$0.60
Second Quarter	$0.56	$0.03
Third Quarter	$0.17	$0.05
Fourth Quarter	$0.05	$0.02

2003	High	Low
First Quarter	$1.00	$0.64
Second Quarter	$2.40	$0.38
Third Quarter	$3.40	$1.48
Fourth Quarter	$1.24	$0.68

There were approximately 1,500 holders of common stock as of August 15, 2005. We have not paid any dividends in the past and currently we have no plans to pay dividends in the foreseeable future.

Dividend Policy

No dividends have ever been declared by the Board of Directors of Americana on its common stock. At the present time Americana does not anticipate paying dividends, cash or otherwise, on it’s common stock in the foreseeable future. Future dividends will depend on earnings, if any, of Americana, its financial requirements and other factors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On January 1, 1999, we entered into a Corporate Finance Consulting Agreement with B. H. Capital Limited, an entity owned and controlled by our President and Chief Executive Officer, Mr. George Lovato, Jr. The term of the agreement is for 5 years. This agreement requires us to pay a success fee to B. H. Capital Limited for any financing obtained for Americana by B. H. Capital Limited. The success fee is calculated as 1% of the gross amount of financing raised.

We pay B. H. Capital Limited a $3,000.00 monthly facility use fee for use of B. H. Capital Limited’s office, personnel, and facilities. This agreement was also entered into on January 1, 1999 and had an initial term of 3 years. The lease is currently continuing on a month-to-month basis.

In January 2000, we entered into a lease with Tierra Americana Real Estate, LLC, an entity controlled by our President and Chief Executive Officer, Mr. George Lovato, Jr., for the premises located at 142 Truman Street, Albuquerque, New Mexico. We use this space for offices and warehousing. We also sublet a portion of this space. The lease has a term of four years.

In September, October and November 2001, our director, Jerome Ruther, loaned us $100,000, in each month, respectively. Each loan accrues interest at the rate of 30% per year. Interest is to be paid monthly and principle is to be paid one year from the date of the loan. No payments of principle or interest have been paid toward this obligation.

In December 2001, our Chief Financial Officer and director, Don White, loaned us $10,000. The loan accrues interest at the rate of 30% per year. Interest is to be paid monthly and principle is to be paid one year from the date of the loan. No payments of principle or interest have been paid toward this obligation.

We have failed to pay any of the above loans in accordance with their terms. If they choose to do so, the holders of the promissory notes could declare the loans in default and foreclose on the collateral. The note holders could also file legal actions against us. If that were to happen, it would divert management’s attention from the business and require us to incur legal fees and expenses to defend the actions. If we were unsuccessful in our defense actions, in addition to the payment of the principal and interest and our legal fees and expenses, we would be responsible for paying the note holders’ collection costs and attorney’s fees. Attempts at collection of these debts could effect our ability to continue our operations.

During 2002, employees of Corporate Media Group, Inc. loaned money to Corporate Media Group, Inc. or its division, Visual Energy Studio. The loans totaled $83,397. The loans were not documented with promissory notes. Of this amount, $48,751 was loaned to Corporate Media Group by Richard Durand.

The Chairman, George Lovato, Jr. allowed the use of various credit cards utilized to purchase certain raw materials and services. These short term loans are intended to be paid back as soon as funds are available. The total credit card loan amount is $24,026.17.

B. H. Capital Limited purchased various duplication and packaging equipment and in turn leased this equipment back to the Company for a gross lease amount of $35,000. Lease payments are being made on a monthly basis of $1,700. This lease was executed in January of 2004 and is anticipated to terminate December of 2005.

DESCRIPTION OF CAPITAL STOCK

Common Stock

The Company is authorized to issue 500,000,000 shares of common stock, $0.01 par value per share, of which 258,687,674 shares were issued and outstanding at August 15, 2005. The securities being offered hereby are common stock. All shares have equal voting rights and are not assessable. Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they chose to do so, elect all of the directors of the Company. Upon liquidation, dissolution, or winding up of the Company, the assets of the Company, after the payment of liabilities, will be distributed pro rata to the holders of the common stock. The holders of the common stock do not have preemptive rights to subscribe for any securities of the Company and have no right to require the Company to redeem or purchase their shares. All outstanding shares of common stock are, and those issued pursuant to the Standby Equity Distribution Agreement will be fully paid and non assessable.

Preferred Stock

The Company is authorized to issue 20,000,000 shares of preferred stock, no par value per share, of which no shares are issued and outstanding at August 15, 2005.

Warrants

On April 1, 2005, Americana issued warrants to purchase 13,896,060 shares of common stock for a period of three (3) years at an exercise price equal to $0.001 per share. The warrants contain a provision that the holder may not exercise the warrants in the event such exercise would cause the aggregate number of shares of Americana common stock beneficially owned by the holder and its affiliates to exceed 4.99% of he outstanding shares of American common stock following such exercise, except with sixty (60) days of the expiration date of the warrants. Americana granted registration rights for the shares of common stock underlying the warrants.

Options

The Company has 0 options outstanding at August 15, 2005.

Transfer Agent

Americana’s transfer agent is National Stock Transfer, 1512 South 1100 East, Suite B, Salt Lake City, Utah 84105, telephone 801-485-7978.

Reports To Shareholders

We intend to furnish our shareholders with annual reports which will describe the nature and scope of our business and operations for the prior year and will contain a copy of our audited financial statements for its most recent fiscal year.

Indemnification Of Directors And Executive Officers And Limitation On Liability

The laws of the state of Colorado under certain circumstances provide for indemnification of the Company's Officers, Directors and controlling persons against liabilities which they may incur in such capacities.

In general, any Officer, Director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person's actions were in good faith, were believed to be in the Americana's best interest, and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of the Board of Directors, by legal counsel, or by a vote of the shareholders, that the applicable standard of conduct was met by the person to be indemnified.

The circumstances under which indemnification is granted in connection with an action brought on behalf of the Company is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in the Company's best interest, and have not been adjudged liable for negligence or misconduct.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Americana’s Articles of Incorporation and Bylaws do not contain any provisions for indemnification as described above.

Anti-Takeover Effects Of Provisions Of The Articles Of Incorporation

Authorized And Unissued Stock. Authorized but unissued shares of common stock would be available for future issuance without our shareholders’ approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of the Americana that may otherwise be beneficial to shareholders by diluting the shares held by a potential suitor or issuing shares to a shareholder that will vote in accordance with the Americana’s Board of Directors’ desires at that time. A takeover may be beneficial to shareholders because, among other reasons, a potential suitor may offer shareholders a premium for their shares of stock compared to the then-existing market price.

The existence of authorized but unissued and unreserved shares of preferred stock may enable the Board of Directors at that time to issue shares to persons friendly to current management, which would render more difficult or discourage an attempt to obtain control of the Americana by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of the Americana’s management.

EXPERTS

The audited financial statements included in this prospectus and elsewhere in the registration statement for the fiscal years ended December 31, 2004 and December 31, 2003 have been audited by Philip S. Salchli, CPA. The reports of Philip H. Salchli, CPA., are included in this prospectus in reliance upon the authority of this firm as experts in accounting and auditing. The report of Philip H. Salchli, CPA. contained in this prospectus contain an explanatory paragraph regarding Americana’s ability to continue as a going concern.

LEGAL MATTERS

The validity of the shares offered herein will be opined on for us by Timothy J. Dow of Ft. Collins, Colorado, who has acted as our outside legal counsel in relation to certain, restricted tasks.

AVAILABLE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

FINANCIAL STATEMENTS

F-i

Americana Publishing, Inc.
Condensed Balance Sheets
As of

	June 30,	December 31,
	2005	2004
	(Unaudited)
	(Restated)
ASSETS

Current Assets
Cash and cash equivalents	$13,274	$1,356
Accounts receivable, less allowance for doubtful accounts of $62,456 and $29,316, respectively	103,551	148,601
Inventory	69,942	50,186
Prepaid and other current assets	70,656	37,919
Total Current Assets	257,423	238,062

Property and Equipment, net	590,774	578,202

TOTAL ASSETS	$848,197	$816,264

LIABILITIES AND SHAREHOLDER’S DEFICIT

Current Liabilities
Accounts payable	142,167	230,858
Factor payable	324,053	-
Accrued expenses	172,009	619,340
Notes payable	845,000	25,000
Notes payable - Officers and Directors	48,094	40,000
Convertible debt - related parties	71,500	74,000
Notes Payable-June Convertible Debt	280,000	257,311
Total current liabilities	1,882,823	1,246,509

Shareholder’s deficit
Preferred stock, no par 20,000,000 shares authorized 0 (unaudited) no shares issued and outstanding	-	-
Common stock, $0.001 par value 500,000,000 shares authorized 243,192,410 (unaudited) and 18,648,896 shares issued and outstanding for June 30, 2005 and December 31, 2004, respectively	243,192	18,648
Additional paid-in capital	16,192,824	15,757,699
Accumulated deficit	(17,470,642)	(16,206,592)
Total shareholder’s deficit	(1,034,626)	(430,245)

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$848,197	$816,264

See Accompanying Notes to Financial Statements.

Americana Publishing, Inc.
Statements of Operations
For the Period

	FOR THE SIX MONTHS		FOR THE THREE MONTHS
	ENDED JUNE 30		ENDED JUNE 30
	2005	2004	2005		2004
	(Unaudited) (Restated)	(Unaudited)	(Unaudited) (Restated)		(Unaudited)

Revenue	306,041	650,326		78,014	351,253

Cost of Goods Sold	32,922	305,051		(15,489)	115,505

Gross Profit	273,119	345,275		93,503	235,748

Operating expenses
Compensation/Consulting expense	298,307	1,980,741		75,749	444,162
Selling, general and administration	1,101,753	510,997		851,550	285,558
Depreciation and amortization	80,060	68,944		38,652	35,015
Total operating expenses	1,480,120	2,560,682		965,951	764,735

Loss from operations	(1,207,001)	(2,215,407)		(872,448)	(528,987)

Other Income (Expense)
Interest Expense	(54,410)	-		(47,410)	-
Other Income/Expense	(2,638)	(17,302)		(767)	(3,100)
Total other income (expense)	(57,048)	(17,302)		(48,177)	(3,100)

Loss before extraordinary item	(1,264,049)	(2,232,789)		(920,625)	(532,087)

Extraordinary Item (Discharge of Bankruptcy - CMG)	-	2,166,803		-	-

Loss after extraordinary item	(1,264,049)	(65,986)		(920,625)	(532,087)

Net Loss	$(1,264,049)	$(65,986)		$(920,625)	$(532,087)

Basic and diluted loss per share:
From before extraordinary item	$(0.06)		$	$ (.003)	$(0.003)
After extraordinary item		-
	$	$	$		$ $ (0.003)

Basic and diluted weighted-average shares outstanding	19,360,441	201,529,021		236,582,541	168,073,650

See Accompanying Notes to Financial Statements.

Americana Publishing, Inc.
Condensed Statement of Cash Flows
(Unaudited)

	Six Months Ended	Six Months Ended
	June 30, 2005	June 30, 2004
	(Restated)
Cash Flows From Operating Activities:
Net Loss from continuing operations	$(1,264,049)	$(2,232,789)
Adjustments to reconcile net loss to net cash provided by operating activities
Activities:
Depreciation and amortization	80,060	68,944
Issuance of common stock to board members and employees for services rendered	138,749	724,500
Issuance of common stock to consultants for services rendered	159,558	1,256,242
Provision for allowance for doubtful accounts	67,271	-
(Increase) decrease in Accounts receivable	45,050	(50,189)
Inventory	(19,756)	22,652
Prepaid expenses and other current assets	(32,737)	(3,442)
Increase (decrease) in
Account payable	(88,691)	(54,044)
Accrued expenses	(63,435)	(219,131)
Factor Payable	(59,843)	350,830
Warrant Expense	128,429
Debt Restructuring Expense	175,000	-
Net cash provided/used in operating activities	(734,394)	136,427

Net Cash Used by Operating Activities

Cash Flows From Investing Activities
Purchase of property and equipment	(92,632)	(51,463)
Net cash used in investing activities	(92,632)	(51,463)

Cash flows from financing activities
Proceeds from notes payable	838,944	-
Payments on notes payable	-	(15,500)
Proceeds from the sale of warrants	-	172,600
Net cash provided/used by financing activities	838,944	157,100

Net increase in cash and cash equivalents	11,918	30,790

Cash and cash equivalents, beginning of period	1,356	30,790

Cash and cash equivalents, end of period	13,274	$-

Supplemental disclosures of cash flow information
Interest paid	$15,000	$-
Income taxes paid	$-	$-

See Accompanying Notes to Financial Statements.

AMERICANA PUBLISHING, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)
JUNE 30, 2005

NOTE 1. BASIS OF PRESENTATION

The unaudited internal condensed financial statements and related notes have been prepared by Americana Publishing, Inc., the “Company”, and not subject to an audit pursuant to the rules and regulations of the Securities and Exchange Commission.

In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows at June 30, 2004 and for all periods presented, have been made. Certain reclassifications have been made to the prior year to conform with the current years presentation.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. It is suggested that these condensed financial statements be read in conjunction with the Company’s audited financial statements and notes thereto for the fiscal year ended December 31, 2004. The results of operations for the six months ended June 30, 2005 are not necessarily indicative of the operating results for the full year.

NOTE 2. GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, during the year ended December 31, 2004 and the six months ended June 30, 2005, the Company incurred operating losses of $819,900 and $1,207,001 respectively. These factors, among others, raise substantial doubt about its ability to continue as a going concern.

Relief from continuing losses must come from combining increased sales and sales revenue, with the reduction of costs of production and efficiency in production. We will continue to more closely monitor our product inventory size, and maintain reduced levels of inventory through, when necessary, the marketing of inventory-reduction-sales. During these sales opportunities, primary distributors and customers can realize increased savings through bulk purchase of inventory. These sales will likewise, periodically improve sales revenue. The opportunity for inventory reduction sales can in part be promoted at times new titles have been licensed and placed into production, thus supporting a fresh inventory of products for distribution and sales.

To improve net margins, it will be necessary for the Company to improve its efficiencies in production. This can best be achieved by continuing to upgrade the duplication technology utilized in its production facility. The improved production efficiencies will outweigh the costs of technology upgrades. The Company continues to allocate in its quarterly budgets modest capital expenditures specifically for technology and equipment improvements. With each improvement in technology and equipment, the Company is able to reduce the per unit labor costs for its products. The savings in labor are intended to either be reallocated for the development of new products or eliminated as excess labor and overhead. An ancillary benefit for improved technology and equipment, as well as possible allocation of labor savings to new product production, is that marketing and sales can be provided newer and expanded product lines for presentation to distributors and customers.

There is no certainty that any one or more of these actions can be timely accomplished, will in fact occur, or will provide the anticipated benefit to improvement to net operating revenue.

NOTE 3. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

Summary of Statements No. 154-Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3

This statement replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes In Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed.

NOTE 4. LIQUIDITY

The Company has historically financed its operations through the sale of common stock. The Company now supports its operations primarily through sale of its product and, to a lesser extent, through sale of its common stock. The Company’s revenues have averaged $50,000 per month for 2005. This revenue has not been adequate to cover current monthly cash expenditures thus requiring the Company to raise additional capital infusions to support operations. Currently, management believes revenues will increase to adequate levels to support cash expenditures.

In addition management has implemented a plan to lower cash expenditures and is actively pursuing additional capital infusions. There is no assurance that adequate revenues will be achieved to support operations, however, management believes it will be able to raise additional capital, lower cash expenditures or a combination of both to maintain operations for the next twelve months.

On April 1, 2005, the Company entered into a Standby Equity Distribution Agreement with Cornell Capital Partners. Pursuant to the Standby Equity Distribution Agreement, the Company, at its discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $10 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay the Company 95% of the lowest volume weighted average price of our common stock as quoted by Bloomberg, LP on the Over-the-Counter Bulletin Board or other principal market on which the Company’s common stock is traded for the 5 days immediately following the notice date. Cornell Capital Partners will also retain 10% of each advance under the Standby Equity Distribution Agreement. Cornell Capital Partner’s obligation to purchase shares of the Company’s common stock under the Standby Equity Distribution Agreement is subject to certain conditions, including having a registration statement covering shares of common stock sold under the Standby Equity Distribution Agreement being declared effective by the Securities and Exchange Commission, and is limited to $250,000 per weekly advance.

On April 1, 2005, the Company executed a Promissory Note in favor of Montgomery Equity Partners, Ltd. in the principal amount of $820,000. The Note has an annual interest rate equal to 24%. Contemporaneously with the execution of the Note, the Company and Montgomery entered into a Security Agreement and a Pledge Agreement. The Company received $375,000 of the principal amount of the Note on April 1, 2005 and did receive the remaining principal balance of $445,000 on May 18, 2005. The Note is secured by all of the Company’s assets pursuant to the Security Agreement. In connection with the Note, the Company issued to Montgomery a warrant to purchase 375,000 shares of its common stock for a period of three (3) years at an exercise price equal to $0.001. The Company granted registration rights on the shares of common stock underlying the warrant. The Company did pay Yorkville Advisors Management, LLC a commitment fee equal to 10% of the gross proceeds of each of the above-referenced closing traunch. In addition, the Company paid to Yorkville Advisors Management, LLC a non-refundable structuring fee equal to $10,000, which was deducted from the proceeds from the first closing traunch. Pursuant to the terms of the Note, the Company had previously paid Yorkville Advisors Management, LLC a non-refundable due diligence fee equal to $2,500.

The Company will require future financing in various forms. The Company proposes to finance working capital timing differences with an asset-based line of credit. Capital improvements should be financed by intermediate-term debt. Other than the Standby Equity Distribution Agreement disclosed immediately above, the Company is not in possession of any commercial bank commitment letters or a letter of intent from a capable underwriter at this time.

NOTE 5. WARRANTS

On April 1, 2005, 13,896,000 warrants were issued. The warrants were issued at .001 cents/share and the market price was 1 cent/share. Therefore, $125,064 was charged to warrant expense in the 2nd quarter of 2005.

In addition, an additional 375,000 were issued at .001 cents/share. The market price was 1 cent/share resulting in a charge to warrant expense of $3375.

NOTE 6. EXTRAORDINARY ITEM

During the first quarter of 2004 the Chapter 7 Bankruptcy of Corporate Media Group, Inc. was considered as final and a one time extraordinary gain of $2,166,803 was recorded for the forgiveness of debt. The forgiveness of debt resulted from the elimination of $1,519,430 of assets and the elimination of $3,686,233 in debt resulting in a net gain of $2,166,803.

NOTE 7. SUBSEQUENT EVENT

Currently, the Montgomery Equity Partners note is in default due to the non payment in full of the July and August interest payments.

NOTE 8. ISSUANCE OF RESTRICTED STOCK

1,478,940 shares were issued to Cornell Capital in the first quarter of 2005. These shares were charged to compensation/consulting expense at .03 cents/share (the market value) for $44,368 with an offset to common stock and paid in capital.

500,000 shares were issued to Newbridge Securities in the first quarter of 2005. These shares were charged to compensation/consulting expense at .03 cents/share (the market value) for $15,000 with an offset to common stock and paid in capital.

NOTE 9. STOCK ISSUANCES

On April 25, 2005, Advantage Fund One LLC, elected to convert $75,000 of its $109,869 convertible note, resulting in the issuance of 25,000,000 shares of common stock. This conversion resulted in reducing the note balance to $34,869. This transaction was completed on May 11, 2005. The reason for the conversion was the fact that the note had been in default, however, the investor has been willing to work with the company and thus the previous conversions have been done in a manner that is considered not detrimental. The terms of the conversion were negotiated directly with the investor.

NOTE 10. STOCK ISSUANCES

In January 3, 2005, 500,000 shares were issued to Ben Padnos at .03 cents/share, for consulting. We relied on section 4(2) of the Securities Act of 1933 to issue the securities in as much as the common stock was issued without any form of general solicitation or general advertising and the acquirer was an accredited investor. The stock was valued at market price and charged to compensation/consulting expense.

On January 11, 2005, 739,674 shares were issued to Ben Padnos at .03 cents/share, for consulting. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising and the acquirer was an accredited investor. The stock was valued at market price and charged to compensation/consulting expense.

On February 14, 2005 we issued 500,000 shares of restricted common stock, at a value of $0.01 per share to Advantage Capital Development in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising and the acquirer was an accredited investor. The stock was valued at a pre- determined conversion value and reduced notes payable.

On February 21, 2005 we issued 500,000 shares of restricted common stock, at a value of $0.03 per share to John Wagner in consideration for services rendered to the Company. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising and the acquirer was an accredited investor. The stock was valued at market price and charged to compensation/consulting expense.

On February 8, 2005 we issued 1,800,000 shares of restricted common stock, at a value of $0.03 per share to George Lovato, Jr., David Poling, Don White and Jay Simon in consideration for services rendered to the Company. We issued these securities in reliance on Section 4(2) of the Securities Act of 1933. There was no form of general solicitation or general advertising undertaken and the acquirers are insiders, a status that affords them effective access to the information registration would otherwise provide. The stock was valued at market price and charged to compensation/consulting expense.

On March 9, 2005 we issued 187,000,000 shares of restricted common stock, at a value of $0.001 per share to Montgomery Equity in consideration for collateral on a note to the Company. We relied on section 4(2) of the Securities Act of 1933 and Regulation D thereunder to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising and the acquirer was an accredited investor. The stock was valued at par value and credited to common stock with an offset to paid in capital.

On March 9, 2005 we issued 1,478,940 shares of restricted common stock, at a value of $0.03 per share to Cornell Capital Partners in consideration for financing to the Company. We relied on section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising and the acquirer was an accredited investor. The stock was valued at market price and charged to compensation/consulting expense.

On March 17, 2005 we issued 500,000 shares of restricted common stock, at a value of $0.03 per share to Newbridge Securities in consideration for financing to the Company. We relied on section 4(2) of the Securities Act of 1933 and Regulation D promulgated there under to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising and the acquirer was an accredited investor. The stock was valued at market price and charged to compensation/consulting expense.

On March 17, 2005 we issued 2,800,000 shares of restricted common stock, at a value of $0.03 per share to George Lovato, Jr. in consideration for services rendered to the Company. We issued these securities in reliance on Section 4(2) of the Securities Act of 1933. There was no form of general solicitation or general advertising undertaken and the acquirer is an insider, a status that affords him effective access to the information registration would otherwise provide. The stock was valued at market price and charged to compensation/consulting expense.

On March 17, 2005 we issued 3,650,000 shares of restricted common stock, at a value of $0.01 per share to Jerome Ruther in consideration for a note conversion. We issued these securities in reliance on Section 4(2) of the Securities Act of 1933. There was no form of general solicitation or general advertising undertaken and the acquirer is an insider, a status that affords him effective access to the information registration would otherwise provide. The stock was valued at a predetermined conversion value and when issued, used to reduce notes payable.

On April 21, 2005, 74,900 shares were issued to Jill Gaines-Fuller, George Lovato Jr., Don White, David Poling and Jay Simon at .01 cents/share in consideration for services rendered to the Company. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor. The stock was valued at market price and charged to compensation/consulting expense.

On April 25, 2005, Advantage Fund One LLC, elected to convert $75,000 of its $109,869 convertible note, resulting in the issuance of 25,000,000 shares of common stock. This conversion resulted in reducing the note balance to $34,869. This transaction was completed on May 11, 2005. The reason for the conversion was the fact that the note had been in default, however, the investor has been willing to work with the company and thus the previous conversions have been done in a manner that is considered not detrimental. The terms of the conversion were negotiated directly with the investor. The following shares make up the 25,000,000 shares issued to the Advantage Fund for a $75,000 note conversion. The stock was issued at a negotiated price below market. Part of the issuance of stock was charged to debt restructuring expense and part to note reduction.

On April 25, 2005 we issued 2,600,000 shares of restricted common stock, at a value of $0.003 per share to Advantage Capital Development in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor.

On April 25, 2005 we issued 500,000 shares of restricted common stock, at a value of $0.003 per share to David Welner in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor.

On April 25, 2005 we issued 3,000,000 shares of restricted common stock, at a value of $0.003 per share to Alexly Resources LLC in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor.

On April 25, 2005 we issued 2,000,000 shares of restricted common stock, at a value of $0.003 per share to Sinai North Co. in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor.

On April 25, 2005 we issued 1,000,000 shares of restricted common stock, at a value of $0.003 per share to Dennis Mancino in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor.

On April 25, 2005 we issued 400,000 shares of restricted common stock, at a value of $0.003 per share to Jesse Dobrinsky in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor.

On April 25, 2005 we issued 3,000,000 shares of restricted common stock, at a value of $0.003 per share to Triple Crown Consulting in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor.

On April 25, 2005 we issued 3,000,000 shares of restricted common stock, at a value of $0.003 per share to Triple Crown Consulting in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor.

On April 25, 2005 we issued 2,000,000 shares of restricted common stock, at a value of $0.003 per share to David Hay in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor.

On April 25, 2005 we issued 750,000 shares of restricted common stock, at a value of $0.003 per share to Shazam Stocks in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor.

On April 25, 2005 we issued 750,000 shares of restricted common stock, at a value of $0.003 per share to All Penny Stocks in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor.

On April 25, 2005 we issued 1,500,000 shares of restricted common stock, at a value of $0.003 per share to Chris Knapp in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor.

On April 25, 2005 we issued 750,000 shares of restricted common stock, at a value of $0.003 per share to Financial News USA in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor.

On April 25, 2005 we issued 750,000 shares of restricted common stock, at a value of $0.003 per share to Ed Meyer, Jr. in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor.

On April 25, 2005 we issued 2,000,000 shares of restricted common stock, at a value of $0.003 per share to Robert Pozner in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor.

On April 25, 2005 we issued 1,000,000 shares of restricted common stock, at a value of $0.003 per share to Eric Jacobson in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor.

Note 11- Restatement of Financial Statements

After a review of the June 30, 2005 10QSB it was decided to restate the financial statements to record expense associated with a debt restructuring. Per SFAS 15 Americana Publishing Inc. recorded $175,000 expense to Debt Restructuring Expense with an offset to Paid in Capital. This was calculated as follows:

Advantage received 25,000,000 shares for $75,000 note conversion at .003 cents/share. At market price of .01 cents/share it would have been $250,000. The difference was booked to Debt Restructuring expense in the General & Admin. expense section of the statement of operations.

Balance Sheet
June 30, 2005

	As previously filed	As Restated

Additional Paid in Capital	16,017,824	16,192,824
Accumulated Deficit	(17,295,642)	(17,470,642)

Statement of Operations
Six Months Ended June 30, 2005

	As previously filed	As Restated

Selling General & Admin. Exp.	926,753	1,101,753
Total Operating Expense	1,305,120	1,480,120
Loss from Operations	(1,032,001)	(1,207,001)
Loss Before Extraordinary Item	(1,089,049)	(1,264,049)
Loss After Extraordinary Item	(1,089,049)	(1,264,049)
Net Loss	(1,089,049)	(1,264,049)

Statement of Operations
Three Months Ended June 30, 2005

	As previously filed	As Restated

Selling General & Admin. Exp.	676,550	851,550
Total Operating Expense	790,951	965,951
Loss from Operations	(697,448)	(872,448)
Loss Before Extraordinary Item	(745,625)	(920,625)
Loss After Extraordinary Item	(745,625)	(920,625)
Net Loss	(745,625)	(920,625)

Statement of Cash Flow
Six Months Ended June 30, 2005

	As previously filed	As Restated

Net loss from continuing Operations	(1,089,049)	(1,264,049)

Debt Restructuring Exp.	-0-	175,000

The additional expense of $175,000 for debt restructuring increased the loss per share from (.056) cents to (.065) cents per share, for the six months ended June 30, 2005 a decrease of (.009) cents per share. The additional expense of $175,000 for debt restructuring increased the loss per share from (.003) cents per share to (.0039) cents per share for the three months ended June 30, 2005 or a decrease of (.0009) cents per share.

Independent Auditor’s Report

The Board of Directors and Shareholders
Americana Publishing, Inc.
Albuquerque, New Mexico

I have audited the accompanying balance sheet of Americana Publishing, Inc. as of December 31, 2004 and 2003, and the related statements of operations, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted the audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor was I engaged to perform, an audit of its internal control over financial reporting. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above presents fairly, in all material respects, the financial position of Americana Publishing, Inc as of December 31, 2004 and 2003 and the results of its operations and its cash flows for the years then ended in accordance with the standards of the Public Company Accounting Oversight Board (United States).

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations, and its current liabilities exceed its total current assets. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Philip H. Salchli, CPA
Houston, Texas
April 14, 2005

Americana Publishing, Inc.
Balance Sheet
As of December 31, 2004

ASSETS
(Restated) 2004
Current Assets
Cash and cash equivalents	$1,356
Accounts Receivable, less allowance for doubtful accounts of $207,857	148,601
Inventory	50,186
Prepaid and other current assets	37,919
Assets from discontinued operations	-
Total Current Assets	$238,062

Property and Equipment, net	578,202

TOTAL ASSETS	$816,264

LIABILITIES AND SHAREHOLDER’S DEFICIT

Current Liabilities
Accounts Payable	$230,858
Accrued expenses	619,340
Notes Payable	25,000
Notes Payable-Related Parties	40,000
Convertible debt - related parties	74,000
Notes Payable - June Convertible Debt	257,311
Total current liabilities	1,246,509

Commitments and contingencies

Shareholder’s deficit
Preferred stock, no par 20,000,000 shares authorized no shares issued and outstanding	-
Common stock, $0.001 par value
500,000,000 shares authorized	-
18,648,896 shares issued and outstanding	18,648
Additional Paid-In Capital	15,757,699
Accumulated deficit	(16,206,592)
Total shareholder’s deficit	(430,245)

TOTAL LIABILITIES AND STOCKHOLDER’S DEFICIT	$816,264

The Accompanying Notes are an Integrated Part of these Financial Statements

AMERICANA PUBLISHING, INC.
STATEMENTS OF OPERATIONS
For the Years Ended December 31,

	2004	2003

Revenues	$1,229,978	$1,227,512

Cost of goods sold	503,647	484,822

Gross profit	726,331	792,690

Operating expenses
Depreciation and amortization	153,662	111,484
Selling, general, and administrative (including stock- based compensation of $2,344,587 and $2,464,167)	3,524,078	3,162,960
Total operating expenses	3,677,740	3,274,444

Loss from operations	(2,951,409)	(2,481,754)

Other income (expense)
Miscellaneous Income	3,536	10,393
Miscellaneous Expense	(38,831)	(49,611)
Total other income (expense)	(35,295)	(39,218)

Loss before extraordinary gain	(2,986,704)	(2,520,972)

Extraordinary Item
Discharge of Bankruptcy - CMG	2,166,803	-
Net loss	(819,901)	$(2,520,972)

Basic and diluted loss per share
From continuing operations	(0.12)	$(1.61)
From discontinued operations	-	-
Total	(0.12)	$(1.61)

Basic and diluted weighted-average shares outstanding	6,398,984	1,562,640

The accompanying notes are an integral part of these financial statements.

AMERICANA PUBLISHING, INC.
STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)
For the Years Ended December 31,

	Common Stock
	Shares	Amount	Additional Paid-in Capital	Retained Earnings	Total

Balance, December 31, 2002	30,863,837	30,863	10,315,726	(12,865,672)	(2,519,082)
Issuance of common stock in exchange for cash	992,560	992	49,008		50,000
Issuance of common stock to outside consultants in exchange for services rendered	51,842,644	$51,843	$1,860,854		1,912,697
Issuance of common stock to employees and members of the Board of Directors for services rendered	16,300,000	16,300	535,200		551,500
Net Los				(2,520,972)	(2,520,972)
Balance, December 31, 2003 (after 40:1 reverse split)	2,499,976	2,500	12,858,283	(15,386,644)	(2,525,858)
Issuance of common stock for purchase of shares	100,000	100	50,150		50,250
Issuance of common stock to outside consultants in exchange for services rendered	4,848,838	4,849	1,369,411		1,374,260
Issuance of common stock to Board of Directors	5,787,500	5,787	960,713		966,500
Issuance of common stock to employees for services rendered	368,250	366	79,353		79,719
Issuance of common stock for note conversions	3,357,360	3,358	329,558		332,916
Issuance of common stock for option exercises	1,550,000	1,550	21,700		23,250
Issuance of common stock in exchange for assets	138,000	138	88,531		88,669
Net Loss				(819,900)	(819,900)
Balance, December 31, 2004	18,649,924	18,648	15,757,699	(16,206,544)	(430,244)

AMERICANA PUBLISHING, INC.
STATEMENTS OF CASH FLOWS
For the Years Ended December 31,

	2004	2003
Cash flows from operating activities
Net loss from continuing operations	$(2,951,409)	$(2,520,972)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	153,662	111,484
Allowance for doubtful accounts	178,541	-
Issuance of common stock to outside consultants
in exchange for services rendered	1,374,260	1,912,697
Issuance of common stock to employees and members of the Board of Directors in exchange for services rendered	966,500	551,500
Accounts receivable (Increase) Decrease	(57,799)	80,877
Inventory (Increase) Decrease	33,154	(14,094)
Prepaid and other current assets (Increase) Decrease	(32,240)	2,791
Factor payable Increase (Decrease)	42,413	42,413
Accounts payable Increase (Decrease)	10,756	(4,021)
Accrued expenses Increase (Decrease)	228,914	33,757
Net cash used in operating activities	(53,248)	196,432

Cash flows from investing activities
Purchase of property and equipment	(318,098)	(206,586)
Net cash provided by (used in) investing activities	(318,098)	(156,586)

Cash flows from financing activities
Proceeds of notes payable	$257,311	$(9,056)
Proceeds from sale of common stock	84,601	-
Net cash provided by financing activities	341,912	(9,056)

Net decrease in cash and cash equivalents	(29,434)	30,790

Cash and cash equivalents, beginning of year	30,790	-

Cash and cash equivalents, end of year	$1,356	$30,790

Supplemental disclosures of cash flow information
Interest Accrued - continuing operations	12,865	$-
Income taxes paid	-	$-

AMERICANA PUBLISHING, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004

NOTE 1 - ORGANIZATION AND LINE OF BUSINESS

General

Americana Publishing, Inc. (“API”) was organized as a Colorado corporation on April 17, 1997. Americana Publishing, Inc. publishes books.

Corporate Media Group, Inc.

On July 15, 2001, API acquired certain assets and liabilities of Corporate Media Group, Inc. (“CMG”). The purchase price was $407,131, which was paid by issuing 1,017,827 shares of API’s common stock. CMG recorded $905,733 in excess of cost over fair value of net assets acquired, identified as goodwill. The acquisition was accounted for by the purchase method. On December 31, 2001, it was determined the goodwill was impaired; therefore, the full amount of goodwill was written off, which is included in the statement of operations in loss from discontinued operations for the year ended December 31, 2001.

For financial statement purposes, the acquisition occurred on August 1, 2001. The assets acquired were as follows:

Cash	$277,067
Accounts receivable	259,570
Inventory	371,961
Income tax receivable	249,300
Property and equipment	1,827,541
Liabilities assumed	(3,484,041)
Excess of cost over fair value	905,733

Total	$407,131

CMG provided audio and video duplication, packaging, fulfillment, storage, and marketing, to various customers throughout the nation.

During the nine months ended September 30, 2002, CMG ceased operations and on August 5, 2003 filed a petition under Chapter 7 of the bankruptcy code. In addition, the Company is involved in a lawsuit with the former owner of CMG.

NOTE 1 - ORGANIZATION AND LINE OF BUSINESS (Continued)

Corporate Media Group, Inc. (Continued)

As of December 31, 2002, the net liabilities on discontinued operations were as follows:

Cash	$-
Accounts receivable	-
Accounts receivable - factored	-
Inventory	-
Property and equipment, net	1,507,059
Miscellaneous Receivables	12,371
Total assets	1,519,430

Book overdraft	5,507
Line of credit	201,248
Accounts payable	2,714,673
Accrued expenses	112,844
Note payable - factored	138,375
Note payable - related party	83,397
Capital lease obligations	430,189
Total liabilities	3,686,233

Net liabilities due to discontinued operations	(2,166,803)

NOTE 2 - GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, during the years ended December 31, 2004 and 2003, the Company (as defined in Note 3) incurred losses of ($819,901) and ($2,520,972), respectively. In addition, as of December 31, 2004, its total current liabilities exceeded its total current assets by $1,008,447.

These factors, among others, raise substantial doubt about its ability to continue as a going concern.

Recovery of the Company’s assets is dependent upon future events, the outcome of which is indeterminable. The Company’s attainment of profitable operations is dependent upon the Company obtaining adequate debt or equity financing and achieving a level of sales adequate to support its operations. The Company plans to engage the services of a broker to assist it with capital raising. . In order to increase sales, the Company intends to continue to license authored works and to seek compatible products or businesses that it may be able to acquire. Because its cash resources are limited, the Company anticipates that acquisitions must be made with its common stock. Due to the low per-share price of, and the sporadic trading market for, its common stock, the Company may be unsuccessful in making any acquisitions. If the Company is unable to find debt or equity financing or to increase its sales to an amount that can support its operations, it may never be profitable. The Company does not anticipate being able to generate sufficient cash flow to support our operations during the next 12 months.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition

Revenue from the sale of products is recognized when the products are shipped.

Comprehensive Income

The Company utilizes SFAS No. 130, “Reporting Comprehensive Income.”

This statement establishes standards for reporting comprehensive income and its components in a financial statement. Comprehensive income as defined includes all changes in equity (net assets) during a period from non-owner sources. Examples of items to be included in comprehensive income, which are excluded from net income, include foreign currency translation adjustments, minimum pension liability adjustments, and unrealized gains and losses on available-for-sale securities. Comprehensive income is not presented in the Company’s financial statements since the Company did not have any of the items of comprehensive income in any period presented.

Cash and Cash Equivalents

For the purpose of the statements of cash flows, the Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

Inventory

Inventory, consisting principally of videocassettes, is valued at the lower of cost (first-in, first-out) or market.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property and Equipment (Continued)

Depreciation and amortization are provided using the straight-line method over estimated useful lives as follows:

Continuing Operations

Database and circulation list	5 years
Computer equipment	5 years
Office furniture and fixtures	5 -7 years
Web site development	5 years
Leasehold improvements	estimated useful life or lease term, whichever is shorter

Discontinued Operations

Production equipment	7 years
Vehicles	5 years
Office furniture and fixtures	5 -7 years
Assets under capital leases	3 - 6 years
Leasehold improvements	estimated useful life or lease term, whichever is shorter

Fair Value of Financial Instruments

The Company measures its financial assets and liabilities in accordance with generally accepted accounting principles. For certain of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses, the carrying amounts approximate fair value due to their short maturities. The amounts shown for line of credit, note payable - factor, notes payable - related parties, convertible debt - related parties, and capital lease obligations also approximate fair value because current interest rates offered to the Company for debt of similar maturities are substantially the same.

Stock-Based Compensation

SFAS No. 123, “Accounting for Stock-Based Compensation,” defines a fair value based method of accounting for stock-based compensation. However, SFAS No. 123 allows an entity to continue to measure compensation cost related to stock and stock options issued to employees using the intrinsic method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.” Entities electing to remain with the accounting method of APB No. 25 must make pro forma disclosures of net loss and loss per share as if the fair value method of accounting defined in SFAS No. 123 had been applied. The Company has elected to account for its stock-based compensation to employees under APB No. 25.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Advertising Expense

The Company expenses advertising in the period the service was incurred. For the year ended December 31, 2004, advertising expense for continuing operations was approximately $10,234. For the year ended December 31, 2003, advertising expense for continuing operations was approximately $3,002.

Income Taxes

The Company utilizes SFAS No. 109, “Accounting for Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Loss Per Share

The Company utilizes SFAS No. 128, “Earnings per Share.” Basic loss per share is computed by dividing loss available to common shareholders by the weighted-average number of common shares outstanding. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Common equivalent shares are excluded from the computation if their effect is anti-dilutive. Because the Company has incurred net losses, basic and diluted loss per share are the same.

Estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Concentrations of Risk

During the year ended December 31, 2004, the Company had net sales to five major customers that represented 27%, 21%,15%, 14% and 5% of net sales.

In the event of a merger, sale of the Company, a hostile takeover attempt, or other sales of the Company’s assets, each director previously granted options will have the option to purchase 300,000 additional shares of common stock at $1 per share.

Recently Issued Accounting Pronouncements

In December 2004 the Financial Accounting Standard Board (“FASB”) revised SFAS No.123.

This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This Statement does not change the accounting guidance for share-based payment transactions with parties other than employees provided in Statement 123 as originally issued and EITF Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” This Statement does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, Employers’ Accounting for Employee Stock Ownership Plans.

The Company does not expect adoption of SFAS 123 to have a material impact, if any, on its financial position.

In November of 2004 the Financial Accounting Standards Board (“FASB”) issued SFAS No. 151, an amendment of ARB No. 43.

This Statement amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that “. . . under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and re-handling costs may be so abnormal as to require treatment as current period charges. . . .” This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities.

The Company does not expect adoption of SFAS No. 149 to have a material impact, if any, on its financial position or results of operations.

In December 2004 the Financial Accounting Standards Board (“FASB”) issued SFAS No. 152, an amendment of FASB Statements No. 66 and 67.

This Statement amends FASB Statement No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, Accounting for Real Estate Time-Sharing Transactions. This Statement also amends FASB Statement No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company does not expect adoption of SFAS No. 150 to have a material impact, if any, on its financial position or results of operations.

In December of 2004 the Financial Accounting Standards Board (“FASB”) issued SFAS No. 153, an amendment of APB Opinion No. 29.

The guidance in APB Opinion No. 29, Accounting for Non-monetary Transactions, is based on the principle that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. This Statement amends Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange.

Stock Option Plan

In June 2000, the Board of Directors approved the adoption of a non-qualified and incentive stock option plan, the 2000 Stock Purchase and Option Plan (the “Plan”). The Plan is intended to provide incentives to key employees, officers, and consultants of the Company who provide significant services to the Company. There are 5,000,000 shares of common stock reserved for issuance under the Plan. Options vest as determined by the Board of Directors. The Plan expires on June 30, 2010.

The exercise price of options granted under the Plan will be determined by the Board of Directors, provided that the exercise price will not be less than 85% of the fair market value on the date of grant. In addition, if the option is granted to an officer or director of the Company, the exercise price will not be less than 100% of the fair market value on the date of grant. Furthermore, incentive stock options may not be granted to a 10% shareholder, unless the exercise price is 110% of the fair market value on the date of grant.

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2004 consisted of the following:

Continuing Operations

Audio Production Cost	598,414
Database and circulation list	239,314
Computer equipment	154,958
Office furniture and fixtures	45,564
Web site development	44,663
Leasehold improvements	5,299
Other	96,442
DVD Inventory	120,000
1,304,654

Less accumulated depreciation and amortization	726,449

Total	578,205

Depreciation and amortization expense for continuing operations was $153,662 and $111,484 for the years ended December 31, 2004 and 2003, respectively.

NOTE 4 - PROPERTY AND EQUIPMENT (Continued)
The company’s audio book publishing process involves a process whereby a series of value added activities are undertaken. These activities include condensing the manuscript in order to meet the time limit of recording on a tape or CD format. Additionally abridging the written work in order to maintain reader interest. Finally recording a master recording in order to be able to reproduce the final product with high quality sound in large volume. The process on a single book requires up to one hundred man hours in order to produce the final product. From this point quality control activities will require an additional twenty five hours. The final product continues to produce revenue not only from the initial release but in coming years. Books produced in the year 2000 are still being sold by the company today. The company has recently re-released in the form of a “Collectors Series” over two hundred and forty titles at the rate of ten titles per month over the next two years. Management believes that the expected shelf life of the titles it currently owns rights to is approximately ten years. At the time the title either reaches that age or the title ceases to sell thatn at that time it is evaluated on the basis of being impaired.

Audio production cost are amortized over 7 years. As of December 31, 2004 $282,432 had been amortized out of the capitalized cost of $598,414 or approximately 47%.

NOTE 5 - NOTES PAYABLE

Note Payable	$25,000
Note Payable	40,000

Convertible Debt Related Parties	74,000

Notes Payable - Convertible Debt 2004	257,311

Total	$396,311

NOTE 6 - CONVERTIBLE DEBT - RELATED PARTIES

The Company issued convertible debt, as summarized below, payable to various individuals, which is convertible at the option of the holder into the Company’s common stock. Interest at 30% per annum is payable on a monthly basis. If the note holders elect to convert their debt into common stock, the conversion prices range from $0.05 to $0.10 per share. $310,000 of this debt was converted to common stock during 2004.

The terms associated with each series for the year ended December 31, 2004 are as follows:

30% notes, due September 2002, convertible at $0.05 per share, and secured by 750,000 shares of restricted common stock	$150,000
30% notes, due October 2002, convertible at $0.05 per share, and secured by 500,000 shares of restricted common stock	100,000
30% notes, due November 2002, convertible at $0.05 per share, and secured by 500,000 shares of restricted common stock	102,500
30% notes, due December 2002, convertible at $0.05 per share, and secured by 125,000 shares of restricted common stock	25,000
30% notes, due December 2002, convertible at $0.10 per share, and secured by 300,000 shares of restricted common stock	10,000
Total	$387,500

No beneficial conversion expense has been booked concerning the June convertible debentures for the following reasons:

1. The notes are locked up and cannot be converted until March 31, 2006.

2. The conversion price is set at .01 cents per share which is at or above market value.

In accordance with generally accepted accounting principles, the discount on the conversion feature of the above notes arising from the conversion feature is considered to be interest expense and is recognized in the statement of operations during the period from the issuance of the debt to the time at which the debt becomes convertible. The Company recorded a conversion feature of $385,000.

Since the debt was immediately convertible, the $385,000 was recognized in the statement of operations during the year ended December 31, 2001.

NOTE 7 - COMMITMENTS AND CONTINGENCIES

Leases

The Company leases its office facilities from a related party under operating lease agreements, which expired in December 2004 and now is a month-to- month lease and requires monthly payments of $5,000 per month.

Future minimum payments under these operating and capital lease agreements at December 31, 2004 were as follows:

Year Ending December 31,	Operating Leases

2004	0

Less amount representing interest	$0

Rent expense was $57,227 and $48,000 for the years ended December 31, 2004 and December 31, 2003, respectively.

Financial Consulting Agreement

On January 1, 1999, the Company entered into a non-cancelable, Corporate Financial Consulting Agreement with its Chairman/majority shareholder. The agreement calls for the Company to pay the related party a monthly fee of $3,000 for a period of five years in consideration for the related party providing general assistance in identifying credit/capital resources as well as providing office, personnel, and facilities to the Company.

In addition, the agreement calls for the Company to pay the related party a 1% success fee for any gross amount of debt financing or net worth of any entity merged or acquired on behalf of the Company by the related party and a 1% renewal fee of the amount of such financial arrangements for a period of five years. Management believes that the monthly fee approximates the value of these services had the Company obtained these services from an unrelated party.

In regards to the above fees, during 2004 the Company paid the chairman $15,000 towards the $3,000/monthly fee. No success fees for financing were paid during 2004.

NOTE 7 - COMMITMENTS AND CONTINGENCIES (Continued)

Employment Agreements

On January 1, 1999, the Company entered into an employment agreement with its Chairman/majority shareholder. Under the terms of the agreement, the employee receives a salary of $250,000 per year or 5% of gross revenue of the Company, whichever is greater. The Company may not terminate the agreement for any reason as it relates to the employee’s disability, illness, or incapacity. Should the employee die during the term of employment, the Company will pay the employee’s estate $500,000 in 50 monthly installments of $10,000. Subject to certain events, including the sale of substantially all of the Company’s assets to a single purchaser or bankruptcy, the Company may terminate the agreement upon 90 days’ written notice and pay the employee $500,000 in 12 consecutive monthly installments.

With cause, the Company may terminate the agreement with 12 months’ written notice. During the notice period, the employee will be paid full compensation and receive a severance allowance of $250,000 in 12 consecutive monthly installments beginning on the date of termination.

Without cause, the employee may terminate employment upon 12 months’ written notice to the Company. During the notice period, the employee may be required to perform his duties and will be paid his full compensation up to the termination date and will receive a severance allowance of $250,000, which will be paid in 12 equal and consecutive monthly installments beginning on the date of termination.

On November 1, 1999, the Company entered into a one-year employment agreement with its Vice President/director, which contains an automatic three-year renewal. Under the terms of the agreement, the employee receives a salary of $36,000 per year, plus paid vacation of five weeks. The Company may not terminate the agreement for any reason as it relates to the employee’s disability, illness, or incapacity.

Subject to certain events, including the sale of substantially all of the Company’s assets to a single purchaser or bankruptcy, the Company may terminate the agreement upon 90 days’ written notice and pay the employee $500,000 in 12 consecutive monthly installments.

With cause, the Company may terminate the agreement with 12 months’ written notice. During the notice period, the employee will be paid full compensation and receive a severance allowance of $250,000 in 12 consecutive monthly installments beginning on the date of termination.

Without cause, the employee may terminate employment upon 12 months’ written notice to the Company. During the notice period, the employee may be required to perform his duties and will be paid his full compensation up to the termination date and will receive a severance allowance of $250,000, which will be paid in 12 equal and consecutive monthly installments beginning on the date of termination.

Factoring Agreement - Continuing Operations

The Company will require future financing in various forms. The Company is financing working capital timing differences with an asset-based line of credit factoring agreement with Langsam Borenstein Partnership. In April 2002, the Company entered into an agreement with Langsam Borenstein providing for sale of selected accounts receivable belonging to the Company to Langsam Borenstein in the face amount of at least $5,000.00 per month. Langsam Borenstein in accordance with the terms of the agreement charges a varying percentage rate on each invoice sold by the Company to Langsam Borenstein from 4% for payment by the customer within 30 days to 10% for payment by the customer between 81 to 90 days.

Litigation

The Company is involved in certain legal proceedings and claims which arise in the normal course of business. Management does not believe that the outcome of these matters will have a material effect on the Company’s financial position or results of operations.

NOTE 7 - COMMITMENTS AND CONTINGENCIES (Continued)

During the 3rd and 4th quarters of 2004, on appeal to the Federal District Court for the Eastern District, State of Tennessee, we secured a reversal of a decision made by the Bankruptcy Court in the CMG bankruptcy and related adversarial proceedings brought by Richard and Susan Durand. This order set aside the Bankruptcy Court’s finding of a default against us. We filed an answer to the Complaint and we have filed a counterclaim against both Richard Duran and Susan Durand for breach of contract and fraud. We are also asking the Federal District Court to either dismiss the proceeding filed there, or in the alternative to abstain from the matter, based upon the fact that in 2002 we filed an action in the District Court of Bernalillo County, New Mexico against Richard Durand and Susan Durand for breach of contract and fraud, which claims are identical to the claims subsequently brought in the Tennessee federal court.

For all matters involving Durand and Americana, respective counsel are in final settlement discussions, with the expectation that all claims will be dismissed without judgment or liability of any nature, with each party paying their own and separate costs, during the second quarter of 2005.

On December 19, 2003, a complaint was filed against us by Challenge Printing in the State District Court of Minnesota. The complaint sought payment in the amount of $38,067 for services rendered to our subsidiary, Corporate Media Group, Inc. During the 4th quarter of 2004, our Minnesota counsel resolved the previously reported litigation brought by Challenge Printing, as vendor to the former subsidiary known as Corporate Media Group, Inc. (CMG). The matter was resolved by mediation, and a negotiated settlement. As part of the resolution, the plaintiff returned to us 86,517 pre-split shares of our common stock and we agreed to pay Challenge $15,000. As of April 1, 2005 we paid all amounts due and this matter is closed.

On July 9, 2004, a complaint was filed against us by ABF Freight System, Inc. in the Second Judicial District Court of New Mexico. The complaint sought payment in the amount of $10,537.07 for services rendered to the Company. During the 4th quarter of 2004, our New Mexico counsel resolved the previously reported litigation brought by ABF Trucking for collection of a disputed vendor account.

The matter was resolved by negotiated settlement amount and stipulated payment to occur over a six month period in the amount of $1,500 per month. As of April 1, 2005 we paid all amounts due and this matter is close On December 14, 2004 the law firm of Hagerty, Johnson, Albrightson & Beitz, P.A. filed a claim against us in the Conciliation Court of Hennepin County, Minnesota. The plaintiff sought $6,597 for unpaid legal fees. We settled the action in February 2005 by paying the plaintiff $6,597 during March, 2005.

On January 20, 2005, a proceeding was initiated before the American Arbitration Association by Tew Cardenas LLP in behalf of the claimant, TheSubway.com, Inc. The arbitration Claimant is seeking $42,009 in performance fees allegedly owed by us. We are vigorously contesting the claim. Preliminary hearings have been held by telephone conference on or about March 24, 2005. The American Arbitration Association has set June 27, 2005 as the hearing date before the designated Arbitrator.

NOTE 8 - SHAREHOLDERS’ DEFICIT

Common Stock

During the years ended December 31, 2004 and 2003, the Company sold 100,000 and 992,560 pre-split shares, respectively, of common stock for $50,250 and $50,000, respectively, under regulation 4(2). Regulation 4(2) provides for the sale of restricted shares of common stock without the preparation of a prospectus. The shares offered cannot be sold for a period of one year.

During the years ended December 31, 2004 and 2003, the Company issued 6,153,750 and 16,300,000 pre-split shares, respectively, of common stock to employees and members of its Board of Directors for services rendered.

Compensation expense of $996,500 and $551,500 was recorded with an offset to common stock and additional paid-in capital during the years ended December 31, 2004 and 2003, respectively.

During the years ended December 31, 2004 and 2003, the Company issued 4,848,838 and 51,842,644 pre-split shares, respectively, of common stock to outside consultants and companies for services rendered. These shares were recorded at their fair market value at the time of issuance.

Consulting expense of $1,378,086 and $1,912,697 was recorded with an offset to common stock and additional paid-in capital during the years ended December 31, 2004 and 2003, respectively.

NOTE 9 - INCOME TAXES

A reconciliation of the expected income tax computed using the federal statutory income rate to the Company’s effective rate for the years ended December 31, 2004 and 2003 was as follows:

	2004	2003
Income benefit computed at federal statutory tax rate	(34.0)%	(34.0)%
State taxes, net of federal benefit	(5.0)	(5.0)
Permanent differences	6.0	6.0
Valuation allowance	33.0	33.0

Total	-%	-%

Significant components of the Company’s deferred tax assets for income taxes consisted of the following at December 31, 2004

Deferred tax assets
Net operating loss carry forward	$5,011,417

Less valuation allowance	5,011,417

Net deferred tax assets	$-

As of December 31, 2004, the Company had net operating loss carry forwards for federal and state income tax purposes of approximately $7,107,970 and $5,787,873, respectively. The net operating loss carry forwards begin expiring in 2017.

NOTE 10 - RELATED PARTY TRANSACTIONS

The Company entered into a financial consulting agreement with its Chairman/majority shareholder (see Note 7).

The Company entered into an employment agreement with its Chairman/majority shareholder (see Note 7).

The Company entered into an employment agreement with its Vice President/director (see Note 7).

During the year ended December 31, 2004, the Company issued a total of 5,787,500shares of common stock to various Board members, various officers/Board members, and the Chairman/majority shareholder valued at $878,500, which represents the fair market value.

NOTE 11 - SUBSEQUENT EVENTS - UNAUDITED

Convertible Debt - Related Parties

All amounts owed by Americana Publishing, Inc. are in continuing default. We have failed to pay any of the Related Parties’ loans, principal or ongoing accruing interest, in accordance with their terms. If they choose to do so, the holders of the promissory notes could declare the loans in default and foreclose on the collateral. The note holders could also file legal actions against us. If that were to happen, it would divert management’s attention from the business and require us to incur legal fees and expenses to defend the actions. If we were unsuccessful in our defense actions, in addition to the payment of the principal and interest and our legal fees and expenses, we would be responsible for paying the note holders’ collection costs and attorney’s fees. Attempts at collection of these debts could effect our ability to continue our operations.

NOTE 12- SUBSEQUENT RESTATEMENT OF FINANCIAL INFORMATION

Based on a review of the December 31, 2004 10-K, a change was made to the financial statement to provide and explain more fully certain information. The change did not result in a change to the net loss or shareholder equity.

The balance sheet for December 31, 2004 has been restated to separate “Note Payables-Related Party” from “Convertible Debt-Related Party.”

	As previously Filed	Restated
Note Payable-Related Party	-0-	$40,000
Convertible Debt-Related Party	$114,000	$74,000

NOTE 13 - ACQUISITION OF COREFLIX

On April 1, 2004, Americana Publishing Inc. acquired, for stock, the assets of Coreflix which included the web site and the rental library, which is comprised of extreme sports DVD’s.

Americana Publishing, Inc. acquired the DVD rental library and web site for 6,000,000 shares of Americana Publishing, Inc. restricted common stock, with a market price of 2cents/share for a total value of $120,000. This value was assigned to the DVD rental library and is being depreciated over seven years.

The sales for the year of 2003 was $53,985, with stockholders equity of $7495 (unaudited). The Coreflix acquisition was based on the future value of the web site productivity. The revenues were immaterial to the revenues produced by Americana Publishing, Inc. at the time. Also, the total amount of assets was immaterial based on the total market value of Americana Publishing Inc.’s audio masters. In addition, the stock issued was 144 restricted stock, which by its nature, would be of less value, due to the restriction on selling it. In addition, since the DVD rental library was booked in April 2004, it was part of Americana Publishing Inc.’s 2004 audit.

NOTE 14 - CONVERTIBLE DEBT

The June convertible debentures in the amount of $257,311 as of Dec. 31, 2004 are convertible at .01cents/share and have a maturity date of March 1, 2006.

The related party convertible note of $74,000 us convertible at .05cents/share and can be converted at any time.

We have not authorized any dealer, salesperson or other person to provide any information or make any representations about Americana except the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities:

❒ except the common stock offered by this prospectus;

❒ in any jurisdiction in which the offer or solicitation is not authorized;

❒in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation;

❒ to any person to whom it is unlawful to make the offer or solicitation; or

❒ to any person who is not a United States resident or who is outside the jurisdiction of the United States.

The delivery of this prospectus or any accompanying sale does not imply that:

❒there have been no changes in the affairs of Americana Publishing, Inc. after the date of this prospectus; or

❒ the information contained in this prospectus is correct after the date of this prospectus.

---------------------- PROSPECTUS --------------------- 140,875,000 Shares of Common Stock AMERICANA PUBLISHING, INC. ____________ __, 2005

Until _________, 2005, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

The laws of the state of Colorado under certain circumstances provide for indemnification of the Company’s Officers, Directors and controlling persons against liabilities which they may incur in such capacities.

In general, any Officer, Director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person’s actions were in good faith, were believed to be in the Company’s best interest, and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of the Board of Directors, by legal counsel, or by a vote of the shareholders, that the applicable standard of conduct was met by the person to be indemnified.

The circumstances under which indemnification is granted in connection with an action brought on behalf of the Company is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in the Company’s best interest, and have not been adjudged liable for negligence or misconduct.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

The Company’s Articles of Incorporation and Bylaws do not contain any provisions for indemnification as described above.

Item 25. Other Expenses Of Issuance And Distribution

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. Americana will pay all expenses in connection with this offering.

Securities and Exchange Commission Registration Fee	$400.00
Printing and Engraving Expenses	$2,500.00
Accounting Fees and Expenses	$15,000.00
Legal Fees and Expenses	$50,000.00
Miscellaneous	$12,100.00

TOTAL	$85,000.00

Item 26. Sales Of Unregistered Securities

During the past three years, the Company has issued the following securities without registration under the Securities Act of 1933:

In March 2002, we entered into an agreement with Karim Amiryan, Douglas W. Jordan, Douglas W. Jordan Defined Benefit Pension Plan, Norman Ross, Tel Pro Marketing, Stranco Investments and Vestcom to purchase from us $140,000 in principal amount of 10%. convertible debentures. Subsequently, these 10% convertible debentures were cancelled and 12% senior convertible debentures were substituted therefor.

As of April 1, 2002 we signed a securities purchase agreement with BG Holdings, LLC, referred to in this discussion as BG Holdings, and Gulf Coast Advisors, Ltd., referred to in this discussion as Gulf Coast. Pursuant to the agreement, BG Holdings and Gulf Coast agreed to purchase an aggregate of $200,000 in principal amount of our 12% senior secured convertible debentures, which were to mature on April 1, 2003. Together with such debentures, BG Holdings and Gulf Coast were also issued Class A warrants and Class B warrants. The first $100,000 in aggregate principal amount of our 12% senior secured convertible debentures, from which we received net proceeds of $80,000, was issued to BG Holdings and Gulf Coast upon execution of the securities purchase agreement. The second $100,000 in aggregate principal amount of our 12% senior secured convertible debentures were to be issued to BG Holdings and Gulf Coast upon the effectiveness of a registration statement covering shares of our common stock issuable upon the conversion of the debentures and upon exercise of the Class A Warrants and the Class B Warrants. We filed an SB-2 registration statement on July 16, 2002 (SEC file number 333-92422). The registration statement has not been declared effective.

The debentures were to bear interest at the annual rate of 12%, payable quarterly in cash or in shares of our common stock, at the discretion of the holders. If the holders elected to receive interest in the form of common stock, the number of shares of common stock to be received was to be based on the amount of the interest payment, including penalty interest, if any, divided by the conversion price, which was $0.0615, based on a closing date of April 1, 2002. In the event we failed to pay any quarterly interest payment on the date such payment was due, the interest payable on the principal amount of the debentures and on all accrued and unpaid interest would increase to 18%, or the penalty interest rate, until all accrued interest, including penalty interest, was paid in full.

We had the right to redeem, upon 180 calendar days’ notice to the holders, each of the debentures prior to maturity at 140% of the outstanding principal amount of the debentures, in addition to any unpaid interest and any default and penalty payments due.

BG Holdings and Gulf Coast had the right to immediately convert the debentures into shares of our common stock. The conversion price for the debentures was equal to 50% of the lesser of the average of the three lowest closing bid prices per share for our common stock, as reported on the over-the-counter electronic bulletin board, or such other public market that our common stock was then traded on, during either the 30 trading days prior to the closing, or the 30  trading days prior to the date of conversion of all or any part of the debentures. The conversion price was $0.0615, based on a closing date of April 1, 2002.

The Class A warrants issued to BG Holdings and Gulf Coast pursuant to the securities purchase agreement had a term that expired on April 1, 2009. The Class A warrants were exercisable into an amount of our common stock that was equal to the quotient of the principal amount of each debenture divided by its conversion price. BG Holdings and Gulf Coast had sole discretion with respect to when and if they chose to exercise any of these warrants prior to expiration. The exercise price of the Class A warrants was to be an amount equal to 50% of the lesser of the average of the lowest three closing bid prices of our common stock as reported by the over-the-counter electronic bulletin board or such other exchange where our common stock was then trading during the 30 trading days prior to closing, or the 30 trading days immediately prior to the date or dates all or any portion of the warrants were exercised. The Class A warrants contained a cashless exercise feature, allowing the holders to surrender Class A warrants in payment of the exercise price for other Class A warrants.

The Class B warrants issued to BG Holdings and Gulf Coast pursuant to the securities purchase agreement had a term that expired two years after the effective date of the registration statement registering the common stock issuable upon exercise of such warrants. The Class B warrants were exercisable into an amount of our common stock equal to five times the quotient of the principal amount of each debenture divided by its conversion price. BG Holdings and Gulf Coast had sole discretion with respect to when and if they chose to exercise any of these warrants prior to expiration. The purchase price under the Class B warrants was to be an amount equal to the lesser of 105% of the average of the lowest three closing bid prices of our common stock as reported by the over-the-counter bulletin board or such other exchange where our common stock was then trading during the 30 trading days prior to closing, or 50% of the average of the lowest three closing bid prices of our common stock as reported by the over-the-counter electronic bulletin board or such other exchange where our common stock was trading during the 30 trading days immediately prior to the date or dates all or any portion of the warrants were exercised. The Class B warrants did not contain a cashless exercise feature.

In April 2002 the debentures and warrants were delivered to BG Holdings and Gulf Coast and $80,000 in net proceeds was transferred to us.

The securities issued in these two offerings were issued pursuant to an exemption provided by Rule 506 of Regulation D of the Securities Act of 1933.

On June 15, 2003 a restructuring agreement was entered into between Advantage Fund, LLC and all of the investors who held our 12% debentures. Pursuant to the restructuring agreement,

(i) the shares that had been issued to Gulf Coast and BG Holdings were returned to treasury;

(ii) Advantage Fund LLC and its designees exercised the Class A Warrants and we issued to them a total of 22,142,847 shares of our restricted common stock. The sales of these securities were made pursuant to an exemption provided by Section 4(2) of the Securities Act of 1933;

(iii) the Class B Warrants were retired;

(iv) the principal amount of the debentures was increased to $337,195;

(v) the interest rate of the debentures was reduced to 6% and is paid quarterly; and

(vi) the due date of the debentures was extended until June 15, 2005.

Payment of the debentures is secured by our assets. Holders of the debentures may choose to accept shares of our common stock in lieu of cash in payment of the principle amount and any interest accrued thereon. If all of the debenture holders demanded that principle and interest be paid with shares of our common stock, we would issue a number of shares of common stock equal to the amount of principle and interest owed divided by the “Conversion Price”, which is defined in the debenture as an amount equal to the lesser of the average of the three lowest closing bid prices per share for the common stock, as reported on the over-the-counter electronic bulletin board, or such other public market that the common stock is then traded, during either: (i) the 30 trading days prior to the closing of the sale of the debentures; or (ii) the 30 trading days prior to the date of conversion. The average of the three lowest closing bid prices per share for the common stock on the date of closing was $0.02. Therefore, if all the principle and interest owed pursuant to the debentures was paid with common stock, the number of shares of common stock we would be required to issue would be 22,510,600 shares.

Based on the forgoing, we intend to withdraw the registration statement we filed on July 16, 2002.

During the 2002 fiscal year, 13,965,601 shares of our common stock were issued to the following individuals:

•  1 million shares were issued to our Chief Executive Officer and President, George Lovato;

•  500,000 shares were issued to our Chief Financial Officer, Don White;

•  500,000 shares were issued to Dr. David Poling, a member of our Board of Directors;

•  1,077,000 shares were issued to various employees; and

•  10,888,601 shares were issued to various consultants.

All of this stock was issued in lieu of cash compensation for services rendered or as a bonus for extraordinary services rendered. The common stock was issued at an average price of $0.27 per share to employees, officers and directors for total services valued at $274,586 and to consultants for total services valued at $992,055. These transactions were made pursuant to an exemption provided by Section 4(2) of the Securities Act of 1933.

During January 2002 we conducted a private offering of our common stock to accredited investors. We sold 261,666 shares at a value of $0.15 per share for total proceeds of $39,249.90. This transaction was exempt from registration pursuant to Rule 506 of Regulation D of the Securities Act of 1933.

In February 2002 we sold 1,000,000 shares of our common stock, having a value of $0.10 per share, to Anthony Broy, an accredited investor, for a purchase price of $100,000. This transaction was exempt from registration pursuant to section 4(2) of the Securities Act of 1933.

On April 1, 2002 we issued 250,000 shares of our common stock, valued at $0.027 per share, to Jerome Ruther for the purchase of inventory and master tapes produced by Sunset Productions, Inc. and subsequently acquired by Mr. Ruther. The inventory and master tapes were valued at $67,500. This transaction was entered into in reliance on an exemption provided by Section 4(2) of the Securities Act of 1933.

During the 2004 fiscal year, 11,002,588 post split shares of our unregistered common stock not otherwise previously reported were issued to the following individuals:

•  3,812,500 shares were issued to our Chief Executive Officer and President, George Lovato;

•  850,000 shares were issued to our Chief Financial Officer, Don White;

•  637,500 shares were issued to Dr. David Poling, a member of our Board of Directors;

•  125,000 shares were issued to Jay Simon, a member of our Board of Directors;

•  362,500 shares were issued to Jerome Ruther, a member of our Board of Directors;

•  366,250 shares were issued to various other employees; and

•  4,848,838 shares were issued to various consultants.

All of this stock was issued in lieu of cash compensation for services rendered or as a bonus for extraordinary services rendered. The common stock was issued at an average price of $0.15 per share to employees, officers and directors for total services valued at $966,500 and to consultants for total services valued at $1,374,260. These transactions were made pursuant to an exemption provided by Section 4(2) of the Securities Act of 1933.

In January 3, 2005, 500,000 shares were issued to Ben Padnos at .03 cents/share, for consulting. We relied on section 4(2) of the Securities Act of 1933 to issue the securities in as much as the common stock was issued without any form of general solicitation or general advertising and the acquirer was an accredited investor. The stock was valued at market price and charged to compensation/consulting expense.

On January 11, 2005, 739,674 shares were issued to Ben Padnos at .03 cents/share, for consulting. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising and the acquirer was an accredited investor. The stock was valued at market price and charged to compensation/consulting expense.

On February 14, 2005 we issued 500,000 shares of restricted common stock, at a value of $0.01 per share to Advantage Capital Development in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising and the acquirer was an accredited investor. The stock was valued at a pre- determined conversion value and reduced notes payable.

On February 21, 2005 we issued 500,000 shares of restricted common stock, at a value of $0.03 per share to John Wagner in consideration for services rendered to the Company. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising and the acquirer was an accredited investor. The stock was valued at market price and charged to compensation/consulting expense.

On February 8, 2005 we issued 1,800,000 shares of restricted common stock, at a value of $0.03 per share to George Lovato, Jr., David Poling, Don White and Jay Simon in consideration for services rendered to the Company. We issued these securities in reliance on Section 4(2) of the Securities Act of 1933. There was no form of general solicitation or general advertising undertaken and the acquirers are insiders, a status that affords them effective access to the information registration would otherwise provide. The stock was valued at market price and charged to compensation/consulting expense.

On March 9, 2005 we issued 187,000,000 shares of restricted common stock, at a value of $0.001 per share to Montgomery Equity in consideration for collateral on a note to the Company. We relied on section 4(2) of the Securities Act of 1933 and Regulation D thereunder to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising and the acquirer was an accredited investor. The stock was valued at par value and credited to common stock with an offset to paid in capital.

On March 9, 2005 we issued 1,478,940 shares of restricted common stock, at a value of $0.03 per share to Cornell Capital Partners in consideration for financing to the Company. We relied on section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising and the acquirer was an accredited investor. The stock was valued at market price and charged to compensation/consulting expense.

On March 17, 2005 we issued 500,000 shares of restricted common stock, at a value of $0.03 per share to Newbridge Securities in consideration for financing to the Company. We relied on section 4(2) of the Securities Act of 1933 and Regulation D promulgated there under to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising and the acquirer was an accredited investor. The stock was valued at market price and charged to compensation/consulting expense.

On March 17, 2005 we issued 2,800,000 shares of restricted common stock, at a value of $0.03 per share to George Lovato, Jr. in consideration for services rendered to the Company. We issued these securities in reliance on Section 4(2) of the Securities Act of 1933. There was no form of general solicitation or general advertising undertaken and the acquirer is an insider, a status that affords him effective access to the information registration would otherwise provide. The stock was valued at market price and charged to compensation/consulting expense.

On March 17, 2005 we issued 3,650,000 shares of restricted common stock, at a value of $0.01 per share to Jerome Ruther in consideration for a note conversion. We issued these securities in reliance on Section 4(2) of the Securities Act of 1933. There was no form of general solicitation or general advertising undertaken and the acquirer is an insider, a status that affords him effective access to the information registration would otherwise provide. The stock was valued at a predetermined conversion value and when issued, used to reduce notes payable.

On April 21, 2005, 74,900 shares were issued to Jill Gaines-Fuller, George Lovato Jr., Don White, David Poling and Jay Simon at .01 cents/share in consideration for services rendered to the Company. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor. The stock was valued at market price and charged to compensation/consulting expense.

On April 25, 2005, Advantage Fund One LLC, elected to convert $75,000 of its $109,869 convertible note, resulting in the issuance of 25,000,000 shares of common stock. This conversion resulted in reducing the note balance to $34,869. This transaction was completed on May 11, 2005. The reason for the conversion was the fact that the note had been in default, however, the investor has been willing to work with the company and thus the previous conversions have been done in a manner that is considered not detrimental. The terms of the conversion were negotiated directly with the investor. The following shares make up the 25,000,000 shares issued to the Advantage Fund for a $75,000 note conversion. The stock was issued at a negotiated price below market. Part of the issuance of stock was charged to debt restructuring expense and part to note reduction.

On April 25, 2005 we issued 2,600,000 shares of restricted common stock, at a value of $0.003 per share to Advantage Capital Development in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor.

On April 25, 2005 we issued 500,000 shares of restricted common stock, at a value of $0.003 per share to David Welner in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor.

On April 25, 2005 we issued 3,000,000 shares of restricted common stock, at a value of $0.003 per share to Alexly Resources LLC in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor.

On April 25, 2005 we issued 2,000,000 shares of restricted common stock, at a value of $0.003 per share to Sinai North Co. in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor.

On April 25, 2005 we issued 1,000,000 shares of restricted common stock, at a value of $0.003 per share to Dennis Mancino in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor.

On April 25, 2005 we issued 400,000 shares of restricted common stock, at a value of $0.003 per share to Jesse Dobrinsky in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor.

On April 25, 2005 we issued 3,000,000 shares of restricted common stock, at a value of $0.003 per share to Triple Crown Consulting in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor.

On April 25, 2005 we issued 3,000,000 shares of restricted common stock, at a value of $0.003 per share to Triple Crown Consulting in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor.

On April 25, 2005 we issued 2,000,000 shares of restricted common stock, at a value of $0.003 per share to David Hay in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor.

On April 25, 2005 we issued 750,000 shares of restricted common stock, at a value of $0.003 per share to Shazam Stocks in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor.

On April 25, 2005 we issued 750,000 shares of restricted common stock, at a value of $0.003 per share to All Penny Stocks in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor.

On April 25, 2005 we issued 1,500,000 shares of restricted common stock, at a value of $0.003 per share to Chris Knapp in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor.

On April 25, 2005 we issued 750,000 shares of restricted common stock, at a value of $0.003 per share to Financial News USA in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor.

On April 25, 2005 we issued 750,000 shares of restricted common stock, at a value of $0.003 per share to Ed Meyer, Jr. in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor.

On April 25, 2005 we issued 2,000,000 shares of restricted common stock, at a value of $0.003 per share to Robert Pozner in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor.

On April 25, 2005 we issued 1,000,000 shares of restricted common stock, at a value of $0.003 per share to Eric Jacobson in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor.

Unless otherwise specified above, the Company believes that all of the above transactions were transactions not involving any public offering within the meaning of Section 4(2) of the Securities Act of 1933, as amended, since (a) each of the transactions involved the offering of such securities to a substantially limited number of persons; (b) each person took the securities as an investment for his/her/its own account and not with a view to distribution; (c) each person had access to information equivalent to that which would be included in a registration statement on the applicable form under the Securities Act of 1933, as amended; (d) each person had knowledge and experience in business and financial matters to understand the merits and risk of the investment; therefore no registration statement needed to be in effect prior to such issuances.

EXHIBITS

3.1(i)	Articles of Incorporation, incorporated by references from the registrant's Form 10-SB filed with the Securities and Exchange Commission on April 15, 1999.
3.2(ii)	Bylaws, incorporated by references from the registrant's Form 10-SB filed with the Securities and Exchange Commission on April 15, 1999.
5.1	Opinion of Counsel, filed herewith.
10.1
Security Agreement and Power of Attorney to Langsam Borenstein Partnership, (“Purchaser”) by Americana Publishing, Inc. (“Seller”) filed with the Securities and Exchange Commission on October 23, 2003.

10.2
Agreement with Karim Amiryani, Douglas W. Jordan, Douglas W. Jordan Defined Benefit Pension Plan, Norman Ross, Tel Pro Marketing, Stranco Investment and Vestcom for the purchase of 12% Convertible Debentures, filed with the Securities and Exchange Commission on October 23, 2003.

10.3	Restructure Agreement between Advantage Fund I, LLC and Americana Publishing, Inc., filed with the Securities and Exchange Commission on October 23, 2003.
10.4	6% Senior Secured Convertible Debenture issued by the registrant in favor of Advantage Fund I, LLC, filed with the Securities and Exchange Commission on October 23, 2003.
10.5	Convertible Debenture dated September 13, 2001 in favor of Jerome Ruther, filed with the Securities and Exchange Commission on October 23, 2003.

10.6	Convertible Debenture dated October 12, 2001 in favor of Jerome Ruther, filed with the Securities and Exchange Commission on October 23, 2003.
10.7	Convertible Debenture dated November 21, 2001 in favor of Jerome Ruther, filed with the Securities and Exchange Commission on October 23, 2003.
10.8	Convertible Debenture dated September 2002 in favor of S. Fixler, filed with the Securities and Exchange Commission on October 23, 2003.
10.9	Convertible Debenture dated October 2002 in favor of Don White, filed with the Securities and Exchange Commission on October 23, 2003.
10.10	Convertible Debenture dated December 2002 in favor of S. Fixler, filed with the Securities and Exchange Commission on October 23, 2003.
10.11	Promissory Note dated December 5, 2001 in favor of Don White, filed with the Securities and Exchange Commission on October 23, 2003.
10.12
Lease between Americana Publishing, Inc. and B. H. Capital, Inc. for premises located at 303 San Mateo NE, Suite 104A, Albuquerque, New Mexico, filed with the Securities and Exchange Commission on October 23, 2003.

10.13
Lease between Americana Publishing, Inc. and Tierra Americana Real Estate, LLC for premises located at 142 Truman Street, Albuquerque, New Mexico, incorporated by reference from the registrant’s Form 10-KSB (File No. 000-25783) filed with the Securities and Exchange Commission on February 25, 2000.

10.14	Lease between Corporate Media Group, Inc. and Rick Durand for premises located at 142 Lupton Lane, Cleveland, Tennessee, filed with the Securities and Exchange Commission on October 23, 2003.
10.15
Employment Agreement between Americana Publishing, Inc. and George Lovato, incorporated by reference from the registrant's Form 10-SB filed with the Securities and Exchange Commission on April 15, 1999.

10.16
Employment Agreement between Americana Publishing, Inc. and Don White, incorporated by reference from the registrant's Form 10-KSB (File No. 000-25783) filed with the Securities and Exchange Commission on February 25, 2000.

10.17
Americana Publishing, Inc. 2000 Stock Purchase and Option Plan, incorporated by reference to the registrant's registration statement on Form S-8 (File No. 333- 48408) filed with the Securities and Exchange Commission on October 23, 2000.

10.18
Americana Publishing, Inc. 2003 Equity Incentive Plan, incorporated by reference from the registrant's registration statement on Form S-8 (File No. 333-105369) filed with the Securities and Exchange Commission on May 19, 2003.

10.19
Corporate Finance Consulting Agreement between the registrant and B. H. Capital Ltd., incorporated by reference from the registrant's Form 10-SB filed with the Securities and Exchange Commission on April 15, 1999.

10.20	Form of 12% Senior Secured Convertible Debenture, filed with the Securities and Exchange Commission on October 23, 2003.
10.21	Form of Class A Warrant issued to BG Holdings, LLC and Gulf Coast Advisors, Ltd., filed with the Securities and Exchange Commission on October 23, 2003.
10.22	Form of Class B Warrant issued to BG Holdings, LLC and Gulf Coast Advisors, Ltd., filed with the Securities and Exchange Commission on October 23, 2003.

10.23	Form of Class A Warrant issued to Toscana Group, Inc., filed with the Securities and Exchange Commission on October 23, 2003.
10.24	Form of Class B Warrant issued to Toscana Group, Inc., filed with the Securities and Exchange Commission on October 23, 2003.
10.25	6% Senior Secured Convertible Debenture issued to Addison Adams, December 18, 2003, filed with the Securities and Exchange Commission on March 30, 2004.
10.26	6% Senior Secured Convertible Debenture issued to Nimish Patel, December 18, 2003, filed with the Securities and Exchange Commission on March 30, 2004.
10.27	6% Senior Secured Convertible Debenture issued to Erick Richardson, December 18, 2003, filed with the Securities and Exchange Commission on March 30, 2004.
10.28	Equipment lease between Americana Publishing, Inc. and B.H. Capital Limited, LLC, filed with the Securities and Exchange Commission on March 30, 2004.

14.1	Code of Ethics filed with the Securities Exchange Commission on March 30, 2004.

23.1	Consent of Independent Auditor, filed herewith.

Item 28. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933 (the “Act”);

(ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) Include any additional or changed material information on the plan of distribution;

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, on September 28, 2005.

Date: September 28, 2005	AMERICANA PUBLISHING, INC.

By: /s/ George Lovato Jr.
Name: George Lovato Jr.
Title: President, Chief Executive Officer and Chairman of Directors

By: /s/ Don White
Name: Don White
Title: Chief Financial Officer, Vice President, Principal Accounting Officer and Director

In accordance with the Securities Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ George Lovato Jr.	President, Chief Executive Officer and	September 28, 2005
George Lovato Jr.	Chairman of the Board of Director

/s/ Don White	Chief Financial Office, Vice President,	September 28, 2005
Don White	Principal Accounting Officer and Director

/s/ David Poling	Vice President and Director	September 28, 2005
David Poling

/s/ Jay Simon	Secretary, Treasurer and Director	September 28, 2005
Jay Simon

/s/ Jerome Ruther	Director	September 28, 2005
Jerome Ruther